UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 1, 2018

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Tuesday, May 1, 2018, at 8:30 a.m. at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1100, Denver, CO 80237, for the following purposes:

1. To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018;

3. To conduct an advisory vote on executive compensation;

4. To approve the Apartment Investment and Management Company Second Amended and Restated 2015 Stock Award and Incentive Plan;

5. To approve an amendment to the charter to permit the Board of Directors to grant waivers of the look-through ownership limit up to 20%; and

6. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 20, 2018, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 16, 2018, we intend to mail our stockholders a notice containing instructions on how to access our 2018 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2017, and 2017 Corporate Responsibility Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 8, 2018

Important Notice Regarding the Availability of Proxy Materials for

Aimco’s Annual Meeting of Stockholders to be held on May 1, 2018.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and 2017 Corporate Responsibility Report are available free of charge at the following website: www.edocumentview.com/aiv.

BUSINESS HIGHLIGHTS
SUPERIOR LONG-TERM RETURNS

STOCKHOLDER GOAL:

AIMCO seeks to earn LONG-TERM

RETURNS on equity that are SUPERIOR

to those of the equity REIT and S&P 500

indices by investing in a portfolio of HIGH

QUALITY multifamily communities,

DIVERSIFIED by both geography and

price, whose CASH FLOWS are

PREDICTABLE and RISING.

TOTAL SHAREHOLDER RETURN SINCE IPO 7/22/94 - 12/31/17

10% 5-year AFFO [1] CAGR 14% 5-year Economic Income [2] Compounded Annual Return	TOTAL RETURN PERFORMANCE This graph assumes the investment of $100 in shares of the common stock of each index/company on December 31, 2012, and that all dividends were reinvested.

CONSISTENT GROWTH OVER TIME; BETTER THAN PEER AVERAGE [3]	SHARE PRICE (2012 - 2017)
OUTSIZED GROWTH IN QUALITY OF PORTFOLIO AND EARNINGS 4.5		AFFO PER SHARE (2012 - 2017)

[1]	AFFO is Aimco’s primary measure of current period performance.
[2]	Economic income, calculated through 9/30/2017, represents the annual change in Aimco NAV per share plus cash dividends per share, and is Aimco’s primary measure of long-term performance.
[3]	Peer group consists of AvalonBay, Camden, Equity Residential, Essex, MAA and UDR. Source for Peer simple average: SNL Financial.
[4]	Source for peer average: company financials.
[5]	Source for peer simple average: KeyBanc Capital Markets in its Leaderboard.
[6]	Represents the cumulative five-year outperformance.

i

BUSINESS HIGHLIGHTS
PEER LEADING RESULTS IN 2017

2017 SAME STORE NOI GROWTH 7th CONSECUTIVE YEAR of > 4% NOI growth rate
2017 SAME STORE REVENUE GROWTH

REDEVELOPMENT Invested $158M, leading to NAV creation of >$55M PORTFOLIO QUALITY increasing; average revenue per apartment home 7% to $2,123 BALANCE SHEET $1.8B unencumbered pool; abundant liquidity, with > $500M available on revolving credit facility AFFO 8% to $2.12

EXECUTIVE COMPENSATION HIGHLIGHTS
COMPENSATION THAT INCENTIVIZES RELATIVE OUTPERFORMANCE OVER THE LONG-TERM
“Say on Pay” approved EVERY YEAR since first introduced in 2011	98% voted FOR “SAY ON PAY” in 2017

CEO: 89% VARIABLE PAY LINKED TO PERFORMANCE
CEO 2017 TARGET PAY MIX

CEO Incentive Pay:

Annual Cash Bonus

100% BASED ON

CORPORATE GOALS

Annual Long-Term Incentive

100% at RISK, based

ENTIRELY

on Relative Returns over

FORWARD LOOKING 3-

YEAR PERIOD

MORE of target compensation

TIED TO TSR than ANY

PEER

CEO ANNUAL CASH BONUS PROGRAM
RIGOROUS Performance Targets		CEO STI: Annual Cash Bonus Program earned at only 54.75% of maximum for 2017

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS
STRONG GOVERNANCE

STOCKHOLDER OUTREACH We have engaged with stockholders holding approximately 2/3 of our outstanding shares each of the PAST 3 YEARS	STOCKHOLDER ENGAGEMENT
PROXY ACCESS Beginning in 2016, our bylaws permit:	A stockholder (or group of up to 20 stockholders)	Owning 3% or more of our outstanding common stock continuously for at least 3 YEARS	To nominate and include in our proxy materials director candidates constituting up to the greater of 2 INDIVIDUALS or 20% of the Board, if the nominee(s) satisfy the requirements specified in our bylaws

BOARD REFRESHMENT & COMPOSITION We remain focused on a talented and engaged Board, including its regular refreshment.

INDEPENDENT DIRECTORS

RECENTLY ADDED TO OUR

BOARD:

+ Ann Sperling, 2018 (new nominee)

+ Nina Tran, 2016

+ Kathleen Nelson, 2010

DECLASSIFIED BOARD

All Aimco directors have always been elected annually.

HONORED IN 2017 FOR BOARD COMPOSITION The biennial Breakfast of Corporate Champions salutes Fortune 1000 and S&P 500 Companies with at least 25% of board seats held by women.

OUR RESPONSES TO STOCKHOLDER INPUT ESG Disclosure in 2018 Matrix of Director Qualifications and Expertise in 2017 More Detailed Management Succession Disclosure in 2017 More Graphics in 2016, 2017 & 2018 Proxy Access in 2016 LTI Program Overhaul in 2015 Double Trigger Change in Control Provisions in 2015 Clawback Policy in 2015 Commitment to not Provide Future Excise Tax Gross-Ups in 2015

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS
COMMITMENT TO OUR RESIDENTS, TEAM MEMBERS, AND COMMUNITY
RECORD BREAKING Customer Satisfaction 4.25 stars in 2017	Residents awarded Aimco CSAT scores averaging more than 4 (out of 5 stars) during the past five years, reflecting HIGH LEVELS of RESIDENT SATISFACTION
HIGHLY ENGAGED TEAM 4.23 (out of 5 stars) average engagement for the past five years	$1.1M Aimco Cares scholarship funds to 565 children of Aimco team members since 2006	$48,500 Aimco Cares 4U emergency financial assistance to Aimco team members in 2017	One of only a dozen companies to be recognized as a “Top Workplace” in Colorado for the past five years
$2.1M Invested in team member training and development in 2017

Commitment to COMMUNITY	IN 2017:
Team members turn their passion for community service into action through Aimco Cares, which gives team members 15 paid hours each year to apply to volunteer activity of their choice

5,964 hours volunteered by team members through Aimco Cares 150 Nonprofits served through volunteerism and donations 137 Aimco Cares volunteer events $530,000 Raised through Aimco Cares Charity Golf Classic benefitting patriotic causes and providing scholarships for students in affordable housing

v

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS
COMMITMENT TO CONSERVATION
$4.5M invested in ENERGY CONSERVATION in 2017
Nearly 80% of same store communities incorporate LED Lighting in common areas; Goal is 100% by 2020

8,840,044 Therms of natural gas conserved 796,233,615 Gallons of water saved through efficiency 189,866,952 kWh of electricity saved through efficient fixtures 157,697 Metric tons of greenhouse gas emissions eliminated

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2018

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2018 Annual Meeting (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Tuesday, May 1, 2018, at 8:30 a.m. at Aimco’s corporate headquarters located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 16, 2018. All stockholders will have the ability to access the proxy materials over the Internet and request a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Alliance Advisors LLC, for an estimated fee of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 20, 2018 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 157,330,262 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 20, 2018, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of directors, the advisory vote on executive compensation, the approval of the Aimco Second Amended and Restated 2015 Stock Award and Incentive Plan, and the approval of an amendment to the charter. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instructions from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of seven directors and will be expanded to consist of eight directors if Ms. Sperling is elected.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

Terry Considine	Kathleen M. Nelson
Thomas L. Keltner	Ann Sperling
J. Landis Martin	Michael A. Stein
Robert A. Miller	Nina A. Tran

Messrs. Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2017, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2018, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2017 and 2016, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

•	Ernst & Young LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Ernst & Young LLP’s service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms;

•	The appropriateness of Ernst & Young LLP’s fees;

•	Ernst & Young LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices and internal control over financial reporting;

•

The depths of Ernst & Young LLP’s capabilities, knowledge, expertise, experience, and resources to support our business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

•	Ernst & Young LLP’s independence.

Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for 2018.

Representatives of Ernst & Young LLP, including the new lead engagement partner, will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. The prior lead engagement partner rotated off the engagement with Company after having served in such role for the previous three years.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “for” the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Since the 2011 annual meeting of stockholders, the Board has asked stockholders for an annual advisory vote on executive compensation.

At Aimco’s 2017 Annual Meeting of Stockholders, approximately 98% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2017 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and management were pleased with these results and remain committed to extensive engagement with stockholders as part of their ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders. Additionally, as required every six years, at Aimco’s 2017 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the frequency of future Say on Pay votes and our stockholders approved, following the recommendation of our Board, an annual Say on Pay vote.

In 2017 and early 2018, we engaged with stockholders representing nearly two-thirds of our outstanding shares of Common Stock as of September 30, 2017, as part of our annual process of soliciting feedback on Aimco’s executive compensation program. The Company has continued to receive broad support from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program as described in detail under the heading “Compensation Discussion & Analysis—Stockholder Engagement Regarding Executive Compensation.”

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to align closely the interests of our NEOs with the interests of our stockholders. Our compensation program is designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of total shareholder return (“TSR”) greater than peers, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Here are further details of the Aimco program:

•

All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to executive officers. The Committee engages and receives advice from an independent, third-party compensation consultant. The Committee selects a peer group of companies to compare Aimco’s compensation of executive officers.

•

Aimco sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Consistent with Aimco’s pay-for-performance philosophy, actual compensation is based on Aimco’s results.

•	Aimco does not provide executives with more than minimal perquisites, such as reserved parking spaces.

•

Other than a nonqualified deferred compensation plan to which Aimco does not contribute, Aimco does not maintain or contribute to any defined benefit pension or supplemental pension plan for its executive officers.

•

Aimco’s compensation program, which, among other things, includes caps on cash compensation, shared performance metrics across the organization, multiple performance metrics that align with Aimco’s publicly communicated business strategy, the use of long-term incentive (“LTI”) compensation that is based on TSR, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

•

Consistent with Aimco’s pay-for-performance philosophy, Mr. Considine’s total compensation is highly variable from year to year, determined by Aimco’s results. Mr. Considine’s base salary of $700,000 for 2017 is well below the median for CEOs of his experience, expertise and tenure. One hundred percent of Mr. Considine’s 2017 target short-term incentive (“STI”) compensation was at risk, based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. One hundred percent of Mr. Considine’s LTI, which comprises nearly two-thirds of his target total compensation for 2017, is at risk, based on relative returns over a forward looking, three-year period.

Here is how the Aimco program was applied in 2017:

•	With solid 2017 results, executive officers were awarded STI amounts that were above target amounts, although 2017 STI payout percentages were lower than 2016 and 2015.

•	Aimco’s 2017 performance highlights include the following:

•	Adjusted Funds from Operations (“AFFO”) per share, Aimco’s primary measure of current period performance, was $2.12, up 8% year-over-year.

•

In addition to and more important than the one-year bottom line result, Aimco enjoyed success in its five areas of strategic focus that provide the foundation for the long-term sustainable profitability we seek for the shareholder capital entrusted to us. For 2017:

•

In Property Operations: Same Store net operating income (“NOI”) increased 4.2%, the highest NOI growth rate achieved by members of the peer group in 2017, and the seventh consecutive year over a 4% growth rate. Aimco successfully completed the lease-ups of One Canal, located in Boston, MA, and Indigo, located in Redwood City, CA.

•

In Redevelopment: Aimco invested $158M in its redevelopment projects, leading to NAV creation of more than $55 million. In center city Philadelphia, PA, Aimco completed the construction and lease-up of The Sterling and of the third tower at Park Towne Place, and began construction on the fourth and final tower at Park Towne Place.

•	In Portfolio Management: Aimco again improved portfolio quality, with average revenue per apartment home up 7%, to $2,123.

•

As to the Balance Sheet: Aimco has a low leverage, investment grade balance sheet, safer because leverage is primarily non-recourse and long-dated. Aimco has abundant liquidity, with more than $500 million available in its revolving credit facility, and ample flexibility, with a pool of assets that are not encumbered by debt valued at greater than $1.8 billion, up approximately 13% from 2017.

•

As to the Team: Aimco’s intentional culture emphasizes customer focus, personal responsibility for results, collaboration and respect for others. It is the foundation for the stable and cohesive team that achieves our results. In 2017, Aimco was recognized by the Denver Post as a “Top Place to Work” in Colorado for the fifth consecutive year.

•

Aimco outperformed the MSCI US REIT Index (“REIT Index”), the NAREIT Apartment Index, and the Standard & Poor’s 500 Total Return Index (“S&P 500 Index”), and its multi-family peers, in each case, over the three-year and five-year periods ended December 31, 2017.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this proxy statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

To be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

APPROVAL OF THE SECOND AMENDED AND RESTATED

2015 STOCK AWARD AND INCENTIVE PLAN

We are asking our stockholders to vote for a proposal to approve the Company’s Second Amended and Restated 2015 Stock Award and Incentive Plan (the “Second Amended and Restated Plan”).

Background

On February 25, 2015, the Company’s Board of Directors (the “Board”) approved and adopted the Company’s 2015 Stock Award and Incentive Plan (the “Plan”), which became effective on April 28, 2015, the date on which the Company’s stockholders approved the Plan. On January 31, 2017, the Board approved and adopted an amendment and restatement of the Plan, effective as of January 31, 2017 (the “Amended and Restated Plan”), in order to provide for the issuance of partnership units designated as “LTIP units” of AIMCO Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), under the Plan.

On February 22, 2018, subject to approval of the Company’s stockholders, the Board approved and adopted the Second Amended and Restated Plan, which makes the following key amendments to the existing Amended and Restated Plan:

•	Increases the aggregate number of shares of our Common Stock available for issuance thereunder by an additional 5,000,000 shares, to a total of 5,000,001 shares;

•	Limits the grant-date value of awards granted to any non-employee director, taken together with any cash fees paid to such non-employee director, during any calendar year to $750,000;

•	Extends the Company’s ability to grant new awards thereunder until February 22, 2028, as the term of the Amended and Restated Plan is scheduled to expire on April 28, 2025;

•	Permits the Company to withhold taxes on shares that are distributed upon the exercise or vesting of equity awards up to the maximum statutory rates; and

•	Makes other technical updates to reflect current market practice and ongoing plan administration.

The Second Amended and Restated Plan will become effective on the date on which it is approved by the Company’s stockholders. Unless the Company’s stockholders approve the Second Amended and Restated Plan, we will continue to grant awards under the terms of the Amended and Restated Plan using the shares available for issuance thereunder. If the Second Amended and Restated Plan is not approved by the Company’s stockholders, the Second Amended and Restated Plan will not become effective, the Amended and Restated Plan will remain in in effect, and we may continue to grant awards pursuant to the terms of the Amended and Restated Plan. However, due to the limited number of shares remaining under the Amended and Restated Plan, our ability to provide equity incentives to employees will be restricted. The Company’s stockholders are also being asked to approve the Second Amended and Restated Plan to meet the stockholder approval requirements of the NYSE.

Equity Plan Share Reservation

In 2015, the Board adopted and the Company’s stockholders approved the Plan under which a maximum of 1,500,000 shares of our Common Stock were available for issuance thereunder, as may be increased by additional shares to the extent of any forfeiture of awards outstanding under the Company’s 2007 Stock Award and Incentive Plan (the “Predecessor Plan”) up to a maximum of 502,840 shares. As of February 16, 2018, there were 157,330,262 shares of Common Stock outstanding, an aggregate of 2,038,224 (assuming achievement of performance-based awards at the maximum level) shares were subject to outstanding awards under the Amended and Restated Plan, and one share remained available for issuance under the Amended and Restated Plan. We are asking shareholders to approve an increase in the maximum number of authorized shares. Specifically, the Board is requesting that the Company’s stockholders approve increasing the authorization by 5,000,000 shares. These 5,000,000 shares represent 3.2% of our outstanding shares of Common Stock as of February 16, 2018.

On January 30, 2018, the Compensation and Human Resources Committee (the “Committee”) of the Board approved an annual grant of restricted stock and LTIP units for fiscal year 2018 under the Amended and Restated Plan covering an aggregate of 701,201 shares (assuming achievement of performance-based awards at the maximum level) to executive officers and 19,200 shares to non-employee directors. These grants included a grant of performance-based LTIP units covering 146,178 shares at target (292,356 shares assuming achievement at the maximum level of performance) to Terry Considine, our Chairman of the Board and President and Chief Executive Officer (the “Contingent Grant”), which is subject to and contingent upon the approval of the Second Amended and Restated Plan by the Company’s stockholders. If the Company’s stockholders do not approve the Second Amended and Restated Plan, the Contingent Grant will be automatically cancelled and be of no further force or effect.

The Board recommends that the Company’s stockholders approve the Second Amended and Restated Plan because it believes the Company’s continued ability to grant equity-based awards is important to enhancing stockholder value. If the Company’s stockholders do not approve the Second Amended and Restated Plan, our ability to provide equity incentives to employees will be restricted which may adversely affect our ability to recruit, retain, and incentivize employees through the issuance of equity awards.

The following table sets forth information regarding historical awards granted and earned from plan inception through February 16, 2018:

Shares
Total shares authorized to date under the Amended and Restated Plan	1,500,000
Less: Shares issued or issuable under awards granted from plan inception through February 16, 2018	1,602,486
Shares added back to share reserve as a result of forfeitures from plan inception through February 16, 2018	4,837
Shares added back to share reserve as a result of forfeitures under the Predecessor Plan from plan inception through February 16, 2018*	97,650
Shares available for grant as of February 16, 2018	1
Additional shares requested under this proposal	5,000,000

Less: Contingent Grant ***	(292,356)
Estimated total shares available for issuance from February 16, 2018 through February 22, 2028 (if proposal is approved, assuming no cancellation of outstanding awards)	4,707,645
Total authorization of shares from plan inception through February 22, 2028 (if proposal is approved)**	6,500,000

* This amount may be increased by additional shares to the extent of any forfeiture of awards outstanding under the Predecessor Plan up to a maximum of 502,840 shares as of February 16, 2018.

** The Amended and Restated Plan provides that up to 2,400,000 shares may be added back to the share reserve as a result of forfeitures under the Predecessor Plan as of February 25, 2015.

*** This amount assumes achievement at maximum level of performance.

Background of Equity Compensation at Aimco

Aimco grants equity awards to fewer than 1% of our employees annually. In 2017, we granted equity awards covering 587,115 shares (assuming achievement of performance-based awards at the maximum level) under the Amended and Restated Plan, of which 569,115 shares (assuming achievement of performance-based awards at the maximum level), or 97%, were granted to executive officers, and 18,000 shares, or 3%, were granted to our non-employee directors. As of February 16, 2018, approximately 51 officers, six non-employee directors, and 1,297 non-officer employees were eligible to participate in the Amended and Restated Plan.

In 2017, the Company granted a mix of restricted stock, stock options and LTIP units to our employees and non-employee directors. On January 30, 2018, the Committee approved an annual grant of restricted stock, stock options and LTIP units for fiscal year 2018 under the Amended and Restated Plan covering an aggregate of 701,201 shares (assuming achievement of performance-based awards at the maximum level) to executive officers and 19,200 shares to non-employee directors. These grants included the Contingent Grant to Mr. Considine that is subject to and contingent upon the approval of the Second Amended and Restated Plan by the Company’s stockholders. The Committee determined to make the Contingent Grant to Mr. Considine as part of his 2018 LTI compensation and considered that the share reserve under the Amended and Restated Plan had been nearly exhausted at the time of grant. If the Company’s stockholders do not approve the Second Amended and Restated Plan, the Contingent Grant will be automatically cancelled and be of no further force or effect. In the event of any such cancellation, the Committee will undertake to provide Mr. Considine with substantially similar cash compensation which may not have the same effect of aligning Mr. Considine’s interests with those of other shareholders as if he had received equity-based compensation. Equity-based compensation helps align the interests of Aimco’s officers and other employees with the interests of Aimco’s stockholders by linking the value of equity-based compensation with the performance of our Common Stock.

Equity Compensation Plan Key Metrics

As noted above, the potential dilution from the 5,000,000 share increase requested to be approved by the Company’s stockholders is 3.2%, based on the total common shares outstanding as of February 16, 2018. Since the Amended and Restated Plan was originally put into effect in 2015, the average annual dilution was 0.41%. The amount of annual dilution is equal to (i) (A) the total number of shares subject to equity awards granted during the year, less (B) the number of shares subject to awards that were cancelled during the year, divided by (ii) the total shares outstanding at the end of the year. We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations. The amount of annual burn rate is equal to (i) the total number of shares subject to equity awards granted during the year, divided by (ii) the total common shares outstanding at the end of the year. Since the Amended and Restated Plan was originally put into effect in 2015, our annual burn rate has averaged 0.43%. For this purpose, we are calculating both dilution and burn rate based upon total common shares outstanding at the end of the year, to align more closely with industry practice.

An additional metric that we use to measure the cumulative impact of the Amended and Restated Plan is overhang. The amount of annual overhang is equal to (i) the number of shares subject to equity awards outstanding but not exercised, plus (ii) the number of shares available to be granted, divided by (iii) the total common shares outstanding at the end of the year. Since the Amended and Restated Plan was originally put into effect in 2015, our overhang has averaged 1.85%. If the Second Amended and Restated Plan is approved by the Company’s stockholders, our overhang would increase to 4.5% as of February 16, 2018.

The following table sets forth information regarding the percentage of awards granted to our named executive officers, dilution, burn rate and overhang for awards granted during the last three fiscal years:

	2017	2016	2015	Weighted Average
Percentage of Awards Granted to Named Executive Officers	96.00%	90.00%	93.00%	93.00%

Dilution	0.38%	0.46%	0.40%	0.41%

Burn Rate	0.38%	0.46%	0.44%	0.43%

Overhang	1.45%	1.68%	2.41%	1.82%

In considering the proposed increase in the share reserve under the Second Amended and Restated Plan, the Committee was presented with information on Aimco’s historical dilution, burn rate, and overhang. In light of the Company’s significant institutional shareholder base, the Compensation Committee also considered proxy advisory firm guidelines, including a recommendation from Institutional Shareholder Services regarding the share authorization. The Committee is committed to managing effectively the number of shares reserved for issuance under the Second Amended and Restated Plan, subject to approval of the Company’s stockholders, while minimizing stockholder dilution. Taking into account Aimco’s broad-based equity grant practices and the foregoing information, Aimco believes that the additional share authorization requested is appropriate.

Key Data Regarding Share Usage Under the Amended and Restated Plan

The following table includes information regarding outstanding equity awards and shares available for future awards under Aimco’s Amended and Restated Plan as of February 16, 2018, assuming achievement of performance-based awards at the maximum level:

Stock options outstanding	1,237,073

Weighted average exercise price of stock options outstanding	$40.59

Weighted average remaining contractual life of stock options outstanding	4.5 years

Shares subject to outstanding restricted stock and other full-value awards (unvested and unearned)	801,151

Shares remaining for grant under the Amended and Restated Plan	1

Summary of the Second Amended and Restated Plan

The material features of the Second Amended and Restated Plan are described below. The description in this proposal is qualified in its entirety by reference to the full text of the Second Amended and Restated Plan which is set forth in Exhibit A attached hereto.

Purpose and Eligibility

The purpose of the Second Amended and Restated Plan is to reinforce the long-term commitment to the Company’s success of those directors, officers, employees, consultants and advisors of the Company and its subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the alignment of their interests with those of the Company’s stockholders; and to assist the Company in attracting and retaining officers and other employees with experience and ability. The Second Amended and Restated Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock, performance shares, other incentive awards, cash-based awards and LTIP units (collectively referred to in this proxy statement as “awards”).

All of our employees, officers, directors and consultants are eligible to receive awards under the Second Amended and Restated Plan if selected by the Committee.

Administration

The Committee, which will administer the Second Amended and Restated Plan, is comprised solely of independent directors, and all Committee members are both “independent directors,” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “non-employee directors,” for purposes of Section 162(m). The Committee has the authority to determine the terms and conditions of awards granted under the Second Amended and Restated Plan, adopt, alter and repeal such administrative rules, guidelines and practices governing the Second Amended and Restated Plan, interpret the terms and provisions of the Second Amended and Restated Plan and any awards issued thereunder (and any agreements relating thereto), correct any defect or supply any omission or reconcile any inconsistency in the Second Amended and Restated Plan, supervise the administration of the Plan, and make all other determinations necessary and/or advisable for the administration of the Second Amended and Restated Plan. The Committee may also authorize loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Committee. However, in order to comply with the Sarbanes-Oxley Act of 2002, Aimco will not provide loans to executive officers. All decisions made by the Committee pursuant to the provisions of the Second Amended and Restated Plan shall be final, conclusive, and binding on all persons.

The Committee may in its sole and absolute discretion delegate to the Chief Financial Officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Committee under the Second Amended and Restated Plan, other than the authority to (a) make grants to employees who are “officers” of the Company within the meaning of Rule 16(a)-1(b) of the Exchange Act or whose total compensation is required to be reported to the Company’s stockholders under the Exchange Act, (b) determine the price, timing or amount of such grants or (c) determine any other matter required by Rule 16b-3 to be determined in the sole and absolute discretion of the Committee. Any such delegation by the Committee will include a limitation as to the amount of our Common Stock underlying awards that may be granted during such period of the delegation and contain guidelines as to the determination of the exercise price and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time pursuant to the terms of the Second Amended and Restated Plan.

Amendment and Termination; No Repricing; Section 409A; Minimum Vesting

Amendment of the Plan. The Board may amend, alter or discontinue the Second Amended and Restated Plan, but no amendment, alteration, or discontinuation may be made that would impair the rights of a participant under any award previously granted without the participant’s consent. Stockholder approval is required for any amendment that would increase the maximum number of shares that may be sold or issued under the Second Amended and Restated Plan or alter the class of employees eligible to participate in the Second Amended and Restated Plan. With respect to any other amendments of the Second Amended and Restated Plan, the Board may in its discretion determine that such amendments will only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

Amendment of Awards; No Repricing. The Committee may amend the terms of any award previously granted, prospectively or retroactively, but no such amendment will impair the rights of any holder without his or her consent. Notwithstanding the foregoing or any other provision of the Second Amended and Restated Plan, the Committee may not, without prior approval of Aimco’s stockholders, seek to effect any repricing of any previously granted, “underwater” stock option or stock appreciation right by: amending or modifying the terms of the stock option or stock appreciation right to lower the exercise price; canceling the underwater stock option or stock appreciation right and granting either replacement stock options or stock appreciation rights having a lower exercise price; or other awards or cash in exchange; or repurchasing the underwater stock options or stock appreciation rights.

Section 409A. To the extent that the Committee determines that any award granted under the Second Amended and Restated Plan is subject to Section 409A of the Code (“Section 409A”), then the Second Amended and Restated Plan and any agreement covering such award will be interpreted in accordance with Section 409A. In the event that the Committee determines that any award may be subject to Section 409A, the Committee may adopt such amendments to the Second Amended and Restated Plan and any award agreement or adopt other policies and procedures or take any other actions, that the Committee determines are necessary or appropriate to avoid the imposition of taxes on the award under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

Minimum Vesting. No award may vest prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of stock available for grant under the Second Amended and Restated Plan may be granted under the Second Amended and Restated Plan without regard to such minimum vesting.

Termination of Plan. No awards other than incentive stock options will be granted pursuant to the Second Amended and Restated Plan on or after the tenth anniversary of the Second Amended and Restated Plan’s effective date, but awards previously granted may extend beyond that date. No incentive stock option may be granted following the tenth anniversary of the date on which the Second Amended and Restated Plan was adopted by the Board, but incentive stock options previously granted may extend beyond that date.

Death; Termination of Employment; Restrictions on Transfer

The Committee will provide in the award agreements whether and to what extent awards will be exercisable upon termination of employment or service for any reason, including death or disability, of any participant in the Second Amended and Restated Plan.

Awards will not be transferable by a participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, as defined under the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and will be exercisable during the lifetime of a participant only by such participant or his guardian or legal representative, provided that the Committee may provide otherwise for the transferability of stock options under such terms and conditions as the Committee determines and sets forth in the award agreement, subject to restrictions set forth in the Second Amended and Restated Plan. Awards will not be transferable for value.

Stock Options

Stock options granted under the Second Amended and Restated Plan may be incentive stock options intended to qualify under the provisions of Code Section 422 (“ISOs”) or nonqualified stock options (“NSOs”) which do not so qualify. Subject to the Second Amended and Restated Plan, the Committee determines the number of shares to be covered by each option and the conditions and limitations applicable to the exercise of the option. The Committee determines the exercise price of Common Stock that is subject to an option on the date the option is granted. The exercise price may not be less than the fair market value of the Company’s Common Stock on the date of grant. The term of options will be determined by the Committee, but may not exceed ten years from the date of grant, provided that the term of an ISO granted to a ten percent holder may not exceed five years from the date of grant. In no event will more than 1,500,000 shares be available for issuance pursuant to ISOs.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted under the Second Amended and Restated Plan either alone or in conjunction with all or part of any award under the Second Amended and Restated Plan. Subject to the Second Amended and Restated Plan, the

Committee determines the number of shares to be covered by each SAR award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A SAR granted under the Second Amended and Restated Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (which price may not be less than the fair market value of the Company’s Common Stock on the date of grant).

Restricted Stock, Deferred Stock, Performance Shares and LTIP Units

The Committee determines the number of shares to be covered by awards of restricted stock, deferred stock, performance shares or LTIP units, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Restricted stock granted under the Second Amended and Restated Plan is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in the Second Amended and Restated Plan and in any statement evidencing the grant. A grant of deferred stock creates a right to receive Common Stock at the end of a specified deferral period. Performance shares are shares of Common Stock subject to restrictions based upon the attainment of performance objectives. LTIP units are awards of units of the Operating Partnership intended to constitute “profits interests” (within the meaning of the Code and related IRS guidance) and may be subject to performance-based or time-based vesting conditions. Provided applicable requirements set forth in the award and the partnership agreement of the Operating Partnership are satisfied, LTIP units may be converted into common units of the Operating Partnership.

Cash-Based Awards

The Committee is authorized to grant cash-based awards, the value of which may be linked to any one or more of the performance criteria or other specific criteria determined by the Committee, in each case, on a specified date or dates or over any period or periods determined by the Committee.

Performance-Based Compensation

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law which, among other things, amended Code Section 162(m) to eliminate the “qualified performance-based compensation” exception effective for tax years after December 31, 2017, subject to a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. The Second Amended and Restated Plan includes certain provisions that apply to awards granted under the Amended and Restated Plan to the extent that the Committee, in its sole discretion, determines that such awards are intended to constitute “qualified performance-based compensation” in reliance on the transition rule. The Second Amended and Restated Plan also permits the Committee to grant awards that are based on the attainment of performance criteria as determined by the Committee, in its sole discretion, which are not intended to constitute “qualified performance-based compensation.”

Securities Subject to Second Amended and Restated Plan

The maximum number of shares of our Common Stock that may be issued pursuant to awards under the Amended and Restated Plan is 1,500,000, as may be increased by additional shares to the extent of any forfeiture of awards outstanding under the Predecessor Plan up to a maximum of 502,840 shares. As of February 16, 2018, excluding the Contingent Grant, one share remained available for issuance under the Amended and Restated Plan and the closing price of our Common Stock on the New York Stock Exchange was $39.69 per share.

Subject to certain adjustments set forth in the Second Amended and Restated Plan, if the Second Amended and Restated Plan is approved by the Company’s stockholders, the maximum number of shares of our Common Stock that may be issued pursuant to awards thereunder, giving effect to the proposed increase of the number of shares available for grant thereunder (inclusive of the Contingent Grant), will be 5,000,001, as may be increased by additional shares to the extent of any forfeiture of awards outstanding under the Predecessor Plan up to a maximum of 502,840 shares.

If any shares of Common Stock subject to an award granted under the Second Amended and Restated Plan are forfeited, cancelled, exchanged or surrendered or if an award granted under the Second Amended and Restated Plan or the Predecessor Plan terminates or expires without a distribution of shares of Common Stock to the participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares will again be available for awards under the Second Amended and Restated Plan. If shares of Common Stock are surrendered or withheld as payment of either the exercise price of an award granted under the Second Amended and Restated Plan and/or withholding taxes in respect of such an award, such shares of Common Stock will not be returned to the Second Amended and Restated Plan and will not be available for future awards under the Second Amended and Restated Plan. Upon the exercise of any award granted in tandem with any other award, such related award will be cancelled to the extent of the number of shares of Common Stock as to which the award is exercised and, notwithstanding the foregoing, such number of shares of Common Stock will no longer be available for awards under the Second Amended and Restated

Plan. Upon the exercise of a SAR, the number of shares of Common Stock reserved and available for issuance under the Second Amended and Restated Plan will be reduced by the full number of shares of Common Stock with respect to which such award is being exercised. Each LTIP Unit issued pursuant to the Second Amended and Restated Plan is treated as a share of stock for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Second Amended and Restated Plan.

If the Company’s stockholders approve the Second Amended and Restated Plan, the maximum number of shares of Common Stock subject to awards granted to any non-employee director during any calendar year, taken together with any cash fees paid to such non-employee director with respect to each calendar year shall not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting Aimco’s Common Stock, a substitution or adjustment will be made in (i) the kind and aggregate number of shares reserved for issuance under the Second Amended and Restated Plan, (ii) the kind, number and option price of shares subject to outstanding stock options granted under the Second Amended and Restated Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of restricted stock, deferred stock and performance shares, to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value will be determined by the Committee, in its sole discretion. Such other substitutions or adjustments will be made respecting awards hereunder as may be determined by the Committee, in its sole discretion. An adjusted option price will also be used to determine the amount payable by Aimco in connection with SARs awarded under the Second Amended and Restated Plan. In addition, the Committee may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor; provided, that if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares, cash or other property covered by that award, the Committee may cancel the award without the payment of any consideration to the participant.

Tax Withholding

The Second Amended and Restated Plan provides that, with the approval of the Committee, a participant may satisfy the tax withholding obligations related to an award by paying cash, by electing to have the Company withhold from delivery of shares of Common Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable amount of tax required to be withheld, or, if applicable, such other withholding amount as mutually agreed upon by the Company and the participant (provided, in the case of any participant who is an officer or director of the Company or whose transactions in the Common Stock are subject to Section 16 of the Exchange Act, such other amount is approved in advance by the Committee). The number of shares of Common Stock which may be withheld will be valued at their fair market value on the date of withholding or, in the sole discretion of the Company (determined in the case of any participant who is an officer or director of the Company or whose transactions in the Common Stock are subject to Section 16 of the Exchange Act, solely by the Committee), the date immediately prior to the date that taxes are required to be withheld. Fractional share amounts shall be settled in cash.

Federal Income Tax Consequences

The following discussion is for general information only and is based on the Federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be important to individual participants. Moreover, this summary does not address specific state, local or foreign tax consequences. This summary assumes that Common Stock acquired under the Second Amended and Restated Plan will be held as a “capital asset” (generally, property held for investment) under the Code.

Nonqualified Stock Options

A participant will generally not be subject to Federal income taxation upon the grant of an NSO. Rather, at the time of exercise of an NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

Incentive Stock Options

A participant is generally not subject to Federal income taxation upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of the Company or of any parent or subsidiary of the Company at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of the Company or of any parent or subsidiary of the Company or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See “Federal Income Tax Consequences — Nonqualified Stock Options.”)

If shares of Common Stock acquired pursuant to a timely exercised ISO are later disposed of, the participant will, except as noted below with respect to a “disqualifying disposition,” recognize a capital gain or loss equal to the difference between the amount realized upon such sale and the option price. Under these circumstances, the Company will not be entitled to any deduction for Federal income tax purposes in connection with either the exercise of the ISO or the sale of the Common Stock by the participant.

If, however, a participant disposes of shares of Common Stock acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date the Common Stock is transferred to him upon exercise (a “disqualifying disposition”), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain recognized by the participant will be subject to tax as capital gain. In such case, the Company may claim a deduction for Federal income tax purposes at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income. The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the “alternative minimum tax” rules under the Code.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The participant will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price, and the participant will be required to satisfy the tax withholding requirements applicable to such income. Aimco will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

Restricted Stock, Deferred Stock, Performance Shares

A participant who receives shares of stock subject to restrictions will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, generally elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. Aimco will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the issued shares. The deduction will in general be allowed for Aimco’s taxable year in which such ordinary income is recognized by the recipient.

LTIP Units

A participant generally will not recognize any taxable income at the time of the grant or vesting of LTIP units, provided that (i) the LTIP units qualify as “profits interests” within the meaning of the Code and related IRS guidance; (ii) the participant does not dispose of the LTIP units within two years of issuance; and (iii) certain other requirements are satisfied. As a holder of LTIP units, a participant will be required to report on his or her income tax return his or her allocable share of the Operating Partnership’s income, gains, losses, deductions and credits pursuant to the terms of the partnership agreement of the Operating Partnership, regardless of whether the Operating Partnership actually makes a cash distribution to the participant. Distributions by the Operating Partnership to the participant on account of all interests in the Operating Partnership held by the participant, will generally be taxable to the participant to the extent that such distributions exceed the participant’s tax basis in such interests. Any such gain will generally be capital gain, but a portion may be treated as ordinary income, depending on the assets of the Operating Partnership at that time. Upon the exchange of the LTIP units (or the common units into which the LTIP units may be convertible) for shares of Common Stock, or the sale of the LTIP units, the participant will generally recognize gain or loss to the extent that the amount the participant receives plus the portion of the Operating Partnership’s liabilities allocated to the LTIP units exceeds the participant’s tax basis in the LTIP units. The gain generally will be taxable at capital gains rates, but may be subject to tax at higher rates depending on the assets of the Operating Partnership at the time of such disposition. The tax consequences may be similar with respect to any redemption by the Operating Partnership of such interests in exchange for cash. Generally, no deduction is available to Aimco upon the grant, vesting or disposition of the LTIP units.

Cash-Based Awards

The holder will generally recognize ordinary income in the year when the cash is delivered upon satisfaction of the conditions of the award. The amount of that income will be equal to the amount of the cash, and the holder will be required to satisfy the tax withholding requirements applicable to such income. Aimco will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Section 409A of the Code

Certain types of awards under the Second Amended and Restated Plan may constitute, or provide for, a deferral of compensation subject to Section 409A. To the extent applicable, awards granted under the Second Amended and Restated Plan are intended to be structured and interpreted in a manner to either comply with or be exempt from Section 409A. To the extent that the Committee determines that any award may be subject to Section 409A, the Committee may adopt such amendments to the Second Amended and Restated Plan and any award agreement or adopt other policies and procedures or take any other actions, that the Committee determines are necessary or appropriate to avoid the imposition of taxes on the award under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

New Plan Benefits

Awards granted under the Second Amended and Restated Plan are within the discretion of the Committee. As a result, the benefits that will be awarded under the Second Amended and Restated Plan, including to non-employee directors, are not determinable at this time, except for the Contingent Grant awarded by the Committee to Mr. Considine on January 30, 2018. Therefore, the table below shows the number of underlying shares and the value of the Contingent Grant awarded to Mr. Considine as the future benefits or amounts that may be received by the other executive officers and the groups named in the table are not determinable at this time.

Name and Position	Dollar Value ($)	Number of Securities Underlying LTIP Units
Terry Considine Chairman of the Board, President and Chief Executive Officer	1,211,816(1)	146,178(2)
Paul Beldin Executive Vice President and Chief Financial Officer	—	—
Lisa Cohn Executive Vice President, General Counsel and Secretary	—	—
Keith Kimmel Executive Vice President, Property Operations	—	—
Patti Fielding Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners	—	—
Executive Officer Group (8 persons)	1,211,816(1)	146,178(2)
Non-Executive Director Group (6 persons)	—	—
Non-Executive Officer Employee Group (1,340 persons)	—	—

1 Amount reported as the dollar value of the Contingent Grant does not reflect compensation actually received by Mr. Considine. Instead, the amount reported is the fair value calculated under FASB ASC Topic 718 as of January 30, 2018. The amount shown assumes that there will be no service-based forfeiture of the Contingent Grant. The fair value of the award was estimated using a Monte Carlo model using the following assumptions: market value of a common share of $40.95 as of January 30, 2018; risk-free interest rate of 2.32%; dividend yield of 3.52%; expected volatility of 18.02%; and weighted average expected term of 5.6 years.

2 Amount reported reflects the target number of shares underlying the Contingent Grant (292,356 shares assuming achievement at the maximum level of performance).

History of Grants Under the Amended and Restated Plan

From the inception of the Amended and Restated Plan through February 16, 2018, 423,243 shares (assuming achievement of performance-based awards at the maximum level) of restricted stock were granted under the Amended and Restated Plan, 59,933 of which have vested, 4,837 of which have been cancelled and 363,310 of which remains outstanding as of February 16, 2018; 798,729 options were granted under the Amended and Restated Plan, none of which have been exercised, none of which have been cancelled, and 798,729 of which remain outstanding as of February 16, 2018; and 380,514 LTIP units were granted under the Amended and Restated Plan, none of which have been cancelled, and 380,514 of which remain outstanding as of February 16, 2018. In addition, on January 30, 2018, the Committee awarded the Contingent Grant to Mr. Considine consisting of performance-based LTIP units covering 146,178 shares at target (and 292,356 shares at the maximum level of performance). The following table summarizes the grants made to our named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, each nominee for election as a director, each associate of any director, executive officer or nominee, each other person who received or are to receive 5% of such restricted stock, options or LTIP units as a group, and all employees, excluding current executive officers, as a group, from the inception of the Amended and Restated Plan through February 16, 2018, including the Contingent Grant.

Name and Position	Number of Options Granted	Number of Shares of Restricted Stock Granted	Number of LTIP Units Granted

Terry Considine Chairman of the Board, President and Chief Executive Officer	738,191	-	672,870
Paul Beldin Executive Vice President and Chief Financial Officer	26,889	77,726	-
Lisa Cohn Executive Vice President, General Counsel and Secretary	-	112,810	-
Keith Kimmel Executive Vice President, Property Operations	14,588	84,519	-
Patti Fielding Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners	4,976	38,002	-
All current executive officers as a group (8 persons)	798,729	386,043	672,870
All current non-executive officer directors as a group (6 persons)	-	37,200	-
Each nominee for election as a director	-	-	-
Each associate of any director, executive officer or nominee (0 persons)	-	-	-
Each other person who received or is to receive 5% of such restricted stock, options or LTIP units (0 persons)	-	-	-
All employees, excluding current executive officers	-	-	-

For the executives identified above, the number of options, shares of restricted stock and LTIP units granted assumes achievement of performance-based awards at the maximum level.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the approval of the Second Amended and Restated Plan, the Company’s stockholders should be aware that members of the Board have certain interests, which may present them with conflicts of interest in connection with this proposal. As discussed above, directors are eligible to receive awards under the Amended and Restated Plan. For more information about the compensation we pay to our directors, see “Director Compensation” on page 27 of this proxy statement. The Board recognizes that approval of this proposal may benefit our directors and their successors.

Information About Securities Authorized for Issuance Under Equity Compensation Plans

For information required to be furnished with respect to the Amended and Restated Plan in connection with this Proposal 4 pursuant to Item 201(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended, reference is made to that certain information set forth in the section entitled “Securities Authorized for Issuance Under Equity Compensation Plans” on page 60 of this proxy statement.

Vote Required

The affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the Second Amended and Restated Plan, provided that the total votes cast on the proposal represents more than 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the Second Amended and Restated Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the Second Amended and Restated Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE

SECOND AMENDED AND RESTATED STOCK AWARD AND INCENTIVE PLAN.

PROPOSAL 5:

PROPOSAL TO AMEND THE CHARTER TO PERMIT THE BOARD

TO GRANT WAIVERS OF THE LOOK-THROUGH OWNERSHIP LIMIT UP TO 20%

The Board has approved and adopted, subject to stockholder approval, an amendment to Aimco’s charter (the “Charter Amendment”) that would give the Board additional flexibility in granting waivers from the ownership limits in the charter.

For Aimco to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year. Our charter includes certain provisions that are necessary and desirable to preserve our qualification as a REIT, including limits on the ownership of our stock. Under these limits, generally, no single stockholder (applying certain “beneficial ownership” rules under the Federal securities laws) can own shares of our Common Stock that exceed 8.7% (the “Ownership Limit”) of our outstanding shares of Common Stock. However, certain pension trusts and registered investment companies (“Look-Through Entities”) are subject to a limit of 15% (the “Look-Through Ownership Limit”) rather than the 8.7% Ownership Limit.

The charter currently gives the Board the ability to waive the Ownership Limit applicable to a single holder, if that holder’s ownership of common stock does not exceed 12.0%. As a condition of granting any such waiver, the Board may require opinions of counsel or undertakings from the holder that will assist in preserving Aimco’s REIT status. From time to time, the Board has granted these waivers, and there is currently one waiver in effect.

The charter also currently gives the Board the ability to waive the Look-Through Ownership Limit applicable to a Look-Through Entity, if that holder’s ownership of common stock does not exceed 18.0%. As a condition of granting any such waiver, the Board may require opinions of counsel or undertakings from the holder that will assist in preserving Aimco’s REIT status. From time to time, the Board has granted these waivers, and there is currently one waiver in effect.

Situations have recently arisen in which Look-Through Entities have indicated a desire to purchase shares in excess of the 18% level in circumstances that would not create any risk to Aimco’s REIT status. To give the Board flexibility in responding to these requests, Aimco’s Board has determined that the charter should be amended to allow the Board to also grant waivers of the Look-Through Ownership Limit up to a maximum of 20.0% of the outstanding shares of Common Stock for any single Look-Through Entity. The proposed text of the Charter Amendment is attached hereto as Exhibit B. The Board believes that the Charter Amendment is in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the Charter Amendment. Accordingly, abstentions or broker non-votes will have the effect of a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the Charter Amendment.

The Charter Amendment will not be effective unless and until it is filed with the State Department of Assessments and Taxation of Maryland. If the Charter Amendment is authorized by a vote of the Company’s stockholders, the Board intends to file the Charter Amendment with the State Department of Assessments and Taxation of Maryland as soon as practicable following the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position
Terry Considine	70	July 1994	Chairman of the Board and Chief Executive Officer

Paul Beldin	44	September 2015	Executive Vice President and Chief Financial Officer

John E. Bezzant	55	January 2011	Executive Vice President and Chief Investment Officer

Lisa R. Cohn	49	December 2007	Executive Vice President, General Counsel and Secretary

Miles Cortez	74	August 2001	Executive Vice President and Chief Administrative Officer

Patti K. Fielding	54	February 2003	Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners

Keith M. Kimmel	46	January 2011	Executive Vice President, Property Operations

Wesley W. Powell	38	January 2018	Executive Vice President, Redevelopment

Thomas L. Keltner	71	April 2007	Director, Chairman of the Compensation and Human Resources Committee

J. Landis Martin	72	July 1994	Director, Lead Independent Director

Robert A. Miller	72	April 2007	Director, Chairman of the Redevelopment and Construction Committee

Kathleen M. Nelson	72	April 2010	Director, Chairman of the Nominating and Corporate Governance Committee

Ann Sperling	62		Director Nominee

Michael A. Stein	68	October 2004	Director, Chairman of the Audit Committee

Nina A. Tran	49	March 2016	Director

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine. Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 45 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

Paul L. Beldin. Mr. Beldin joined Aimco in 2008 as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, from October 2007 to March 2008, Mr. Beldin served as Chief Financial Officer of APRO Residential Fund. Prior to that, from May 2005 to September 2007, Mr. Beldin served as Chief Financial Officer of America First Apartment Investors, Inc., then a publicly traded company. From 1996 to 2005, Mr. Beldin was with the firm of Deloitte & Touche, LLP, serving in numerous roles, including Audit Senior Manager and in the firm’s national office as an Audit Manager in SEC Services. Mr. Beldin is a certified public accountant.

John E. Bezzant. Mr. Bezzant was appointed Executive Vice President and Chief Investment Officer in August 2013. Prior to that, he served as Executive Vice President, Transactions beginning in January 2011. He joined Aimco as Senior Vice President-Development in June 2006. Mr. Bezzant serves as chairman of Aimco’s investment committee. He is also responsible for development activities and portfolio management. Prior to joining the Company, Mr. Bezzant spent over 20 years with Prologis, Inc. and Catellus Development Corporation in a variety of executive positions, including those with responsibility for transactions, fund management, asset management, leasing, and operations.

Lisa R. Cohn. Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has responsibility for construction services, asset quality and service, human resources, insurance and risk management. She is also responsible for Aimco’s acquisition activities in the western region and disposition activities nationwide. Ms. Cohn has previously served as chairman of Aimco’s investment committee. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities, and corporate governance.

Miles Cortez. Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Patti K. Fielding. Ms. Fielding became Aimco’s Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners in January 2018. From 2014 through 2017, she was responsible for Aimco’s redevelopment activity. She was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. Ms. Fielding has previously served as chairman of Aimco’s investment committee. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997. Prior to joining the Company, Ms. Fielding was with Hanover Capital from 1996 to 1997, and from 1993 to 1995 she was Vice Chairman, Senior Vice President and Co-Founder of CapSource Funding Corp. She was also a Group Vice President with Duff & Phelps Rating Company from 1987 to 1993 and a commercial real estate appraiser with American Appraisal for three years.

Keith M. Kimmel. Mr. Kimmel was appointed Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as the Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as the Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was with Casden Properties from 1998 through 2002, and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multi-family real estate business in 1992 as a leasing consultant and on-site manager.

Wesley W. Powell. Mr. Powell was appointed Executive Vice President, Redevelopment in January 2018. In addition to redevelopment activities nationally, Mr. Powell has responsibility for Aimco’s acquisition activities in the eastern region. From August 2013 to January 2018, Mr. Powell served as Senior Vice President, Redevelopment with responsibility for the eastern region. Since joining Aimco in January 2004 Mr. Powell has held various positions, including Asset Manager, Director and Vice President of Redevelopment. Prior to joining Aimco, Mr. Powell was a Staff Architect with Ai Architecture (now Perkins & Will) in Washington, D.C.

Thomas L. Keltner. Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently chairman of the Compensation and Human Resources Committee. He is also a member of the Audit, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin. Mr. Martin was first elected as a Director of the Company in July 1994 and serves as the Lead Independent Director. Mr. Martin is also a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. He is a former chairman of the Compensation and Human Resources Committee. Mr. Martin is the Founder and Managing Director of Platte River Equity LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also the non-executive chairman and a director of Crown Castle International Corporation, a publicly held wireless communications company. He is lead director of Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE-listed companies and lawyer, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller. Mr. Miller was first elected as a Director of the Company in April 2007 and is currently Chairman of the Redevelopment and Construction Committee. Mr. Miller is also a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller served as Executive Vice President and Chief Operating Officer, International of Marriott Vacations Worldwide Corporation (“MVWC”) from 2011 to 2012, when he retired from this position, and serves as President of RAMCO Advisors LLC, an investment advisory and business consulting firm. Mr. Miller served as the President of Marriott Leisure from 1997 to November 2011, when Marriott International elected to spin-off its subsidiary entity, Marriott Ownership Resorts, Inc., by forming a new parent entity, MVWC, as a new publicly held company. Prior to his role as President of Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and currently serves as Chairman and director of the ARDA International Foundation. Mr. Miller also currently serves as a director on the board of Welk Hospitality Group, Inc. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson. Ms. Nelson was first elected as a Director of the Company in April 2010 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Human Resources, and Redevelopment and Construction Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She is a member of various ICSC committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. Ms. Nelson is also on the Board of Directors and a member of the Risk Committee of Dime Community Bankshares, Inc., a publicly traded bank holding company, based in Brooklyn, New York. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. Ms. Nelson brings to the Board particular expertise in the areas of institutional real estate investing, real estate finance and investment.

Ann Sperling. Ms. Sperling stands for election to the Board on May 1, 2018. If Ms. Sperling is elected, she will serve as a Director, and on the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Sperling has over 35 years of real estate and management experience, including roles in commercial real estate investment and development and leadership roles in public real estate companies in the areas of operations, finance, transactions and marketing. She has served as Senior Director of Trammell Crow Company, the development subsidiary of the public company, CBRE, since October 2013, focusing on the capitalization and execution of new commercial developments. From October 2009 through May 2013, she served in two roles at Jones Lang LaSalle, the public real estate investment and services firm, first as Chief Operating Officer, Americas, and then as President, Markets West. As COO, she oversaw operations, finance, marketing, research, legal and engineering and served on the governance focused, Global Operating Committee from October 2007 through June 2009. Ms. Sperling was Managing Director of Catellus, then a mixed-use development and investment subsidiary of the public REIT, ProLogis, where she was responsible for operations, finance and marketing, prior to this subsidiary’s preparation for sale. Previously, Ms. Sperling held a variety of roles at the public development and services firm, Trammell Crow Company, between 1982-2006, the last of which was as Senior Managing Director and Area Director, responsible for all facets of operations, finance, transactions and marketing for the Rocky Mountain Region, prior to the firm’s merger with CBRE in 2006. Ms. Sperling serves on the Advisory Board of Cadence Capital and the Gates Center for Regenerative Medicine. Ms. Sperling brings particular expertise to the board in the areas of real estate investment and development, operations, marketing, and finance.

Michael A. Stein. Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Board of Directors of InvenTrust Properties Corp., an open-air shopping center REIT headquartered in Downers Grove, Illinois. He also serves on the InvenTrust audit and nominating and corporate governance committees. Mr. Stein previously served on the Boards of Directors of Nautilus, Inc., Getty Images, Inc., and Providence Health & Services. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies, and having served in various capacities with Arthur Andersen from 1971 to 1989, including as a partner from 1981 to 1989, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

Nina A. Tran. Ms. Tran was first elected as a Director of the Company effective in March 2016 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Tran has over 25 years of real estate and financial management experience, building and leading finance and accounting teams. Ms. Tran currently serves as the Chief Financial Officer for Veritas Investments, a real estate investment manager that owns and operates mixed-use real estate properties in the San Francisco Bay Area. Since January 2013 until its merger with Colony American Homes, Inc. in January 2016, Ms. Tran served as the Chief Financial Officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at AMB Property Corporation (now Prologis, Inc.), the largest publicly-traded global industrial REIT. Ms. Tran served as Senior Vice President and Chief Accounting Officer, and most recently as Chief Global Process Officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining AMB, Ms. Tran was a Senior Associate with PricewaterhouseCoopers, one of the big four public accounting firms. Ms. Tran is a certified public accountant (CPA) (inactive). Ms. Tran serves on the Advisory Board of the Asian Pacific Fund, as well as Mynd, a property management company. Ms. Tran brings particular expertise to the Board in the areas of accounting, financial control and business processes.

Summary of Director Qualifications and Expertise	Mr. Considine	Mr. Keltner	Mr. Martin	Mr. Miller	Ms. Nelson	Ms. Sperling	Mr. Stein	Ms. Tran
Accounting and Auditing for Large Business Organizations				X			X	X
Business Operations	X	X	X	X	X	X	X	X
Capital Markets	X		X		X		X	X
Corporate Governance	X		X		X		X
Customer Service		X		X
Development	X	X		X		X
Executive	X	X	X	X	X	X	X	X
Financial Expertise and Literacy	X	X	X	X	X	X	X	X
Information Technology							X	X
Investment and Finance	X	X	X	X	X	X	X	X
Legal	X		X
Marketing and Branding		X		X		X
Property Management and Operations	X	X		X		X	X	X
Real Estate	X	X		X	X	X	X	X
Talent Development and Management	X	X	X	X	X	X	X	X

CORPORATE GOVERNANCE MATTERS

This chart provides a summary overview of Aimco’s governance practices, each of which is described in more detail in the information that follows.

What Aimco Does

Supermajority Independent Board. The only member of management who serves on the Board is the Company’s founder, chairman and chief executive officer. Seven of the eight nominees for the Board, or 87.5% of the Board members, are independent.

Independent Standing Committees. Only independent directors serve on the standing committees, including Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Services.

Each Independent Director Serves on Each Standing Committee. To ensure that each independent director hears all information unfiltered and to ensure the most efficient functioning of the Board, each independent director serves on each standing committee.

Lead Independent Director. The Company has a lead independent director who presides over regular independent director executive sessions.

Board Refreshment. The Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures and perspectives, with new directors joining the Board every few years, including a new director nominee in 2018, while retaining the institutional memory of longer-tenured directors. Of the original independent directors on the Aimco Board, one remains. During early 2016 a new director joined the Board, and later in the year a director of 16 years’ tenure left the Board. The Company has added a new director roughly every 2 to 6 years.

Regular Access to and Involvement with Management. In addition to regular access to management during Board and committee meetings, the independent directors have ongoing, direct access to members of management and to the Aimco business. This includes Mr. Miller’s involvement with site visits and analysis of redevelopment projects, Mr. Stein’s active and regular engagement with accounting staff and the Aimco auditors, Mr. Keltner’s continuing involvement with compensation and personnel matters, Ms. Nelson’s participation in director recruitment and other governance matters, and Mr. Martin’s frequent involvement with agenda setting, board materials, and policy matters.

Engaged Board. In addition to regular access to management, the independent directors meet at least quarterly and receive written updates from Mr. Considine at least monthly.

Stockholder Engagement. Under the direction of the Board and including participation by Board members when requested by stockholders, Aimco regularly engages with stockholders on governance, pay and business matters, and systematically and at least annually canvasses its largest stockholders, those holding about two-thirds of outstanding Aimco shares.

Director Stock Ownership. By the completion of five years of service, an independent director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. The average investment by Aimco independent directors is $1.8 million.

Risk Assessment. The Board conducts an annual risk assessment. Areas involving risk that are reported on by management and considered by the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, compensation and human resources.

Majority Voting with a Resignation Policy. Since inception, Aimco’s directors have been elected annually, and Aimco requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast are expected to tender their resignation.

Proxy Access. Following a 2015 stockholder vote in favor of proxy access and after extensive engagement with stockholders, the Board amended the Company’s bylaws to provide proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

What Aimco Does Not Do

Related Party Transactions. The Nominating and Corporate Governance Committee maintains a related party transaction policy to ensure that Aimco’s decisions are based on considerations only in the best interests of Aimco and its stockholders. During 2017 and to date, there have been no related person transactions that required review under the policy.

Pledging or hedging shares held to satisfy stock ownership requirements. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances, and only with respect to shares held in excess of stock ownership requirements. No directors or executive officers have in place any hedging or pledging transactions.

Interlocking Directorships. No Aimco director or member of Aimco management serves on a Board or a compensation committee of a company at which an Aimco director is also an employee.
Overboard Directors. Aimco’s corporate governance guidelines and committee charters limit the number of other boards and the number of other audit committees on which an Aimco director may serve.

Retirement Age or Term Limits. Rather than impose arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and considers the need for periodic board refreshment.

Staggered Board. All Aimco directors have always been elected only to one-year terms.

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In evaluating Ms. Sperling’s nomination, the Board considered that the Company is presently engaged with Trammell Crow Company, or TCC, in connection with a potential development, in an arrangement whereby TCC is providing services on a fee basis. The Board took into account the fact that Ms. Sperling is an independent contractor with TCC and that she is not involved in the project, that her compensation is not tied to the project, and that the fee that may be earned by TCC is fixed and limited in nature, may be paid over the three years, if earned, and in any one year and in the aggregate is immaterial to both Aimco and TCC. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran are independent directors (collectively the “Independent Directors”) and that Ms. Sperling will be an independent director if elected.

Meetings and Committees

The Board held five meetings during the year ended December 31, 2017. During 2017, there were four committees: Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction. During 2017, no director attended fewer than 75% of the aggregate total number of meetings of the Board and each committee on which such director served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2017 Annual Meeting of Stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting this year.

Below is a table illustrating the current standing committee memberships and chairmen, and anticipated committee assignments for Ms. Sperling if she is elected to the Board. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Terry Considine	—	—	—	—
Thomas L. Keltner	X	†	X	X
J. Landis Martin*	X	X	X	X
Robert A. Miller	X	X	X	†
Kathleen M. Nelson	X	X	†	X
Ann Sperling	X	X	X	X
Michael A. Stein	†	X	X	X
Nina A. Tran	X	X	X	X

X	indicates a member of the committee
†	indicates the committee chairman
*	indicates lead independent director

Audit Committee

The Audit Committee currently consists of the Independent Directors. Mr. Stein serves as the chairman of the Audit Committee. The Audit Committee has a written charter that is reviewed annually and was last amended in October 2017. In addition to the work of the Audit Committee, Mr. Stein has regular and recurring conversations with Mr. Beldin, Aimco’s Chief Financial Officer (“CFO”), Ms. Cohn, Aimco’s General Counsel, Andrew Higdon, Aimco’s Chief Accounting Officer, the head of Aimco’s internal audit function, and representatives of Ernst & Young LLP. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Audit Committee’s responsibilities are set forth in the following chart.

Audit Committee Responsibilities	Accomplished In 2017
Oversees Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements.	✓
Directly responsible for the appointment, compensation, and oversight of the independent auditors and the lead engagement partner and makes its appointment based on a variety of factors, including those described in Proposal 2.	✓
Reviews the scope, and overall plans for and results of the annual audit and internal audit activities.	✓
Oversees management’s negotiation with Ernst & Young LLP concerning fees, and exercises final approval over all Ernst & Young LLP fees.	✓
Consults with management and Ernst & Young LLP with respect to Aimco’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources.	✓
Consults with management and Ernst & Young LLP and provides oversight for Aimco’s financial reporting process, internal control over financial reporting, the Company’s internal audit function.	✓
Reviews and approves the Company’s policy about the hiring of former employees of independent auditors.	✓
Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy.	✓
Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from team members and others concerning accounting, internal control and auditing matters.	✓
Reviews and discusses with management and Ernst & Young LLP quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.	✓
Reviews the responsibilities and performance of the Company’s internal audit function, approves the hiring, promotion, demotion or termination of the lead internal auditor, and oversees the lead internal auditor’s periodic performance review and changes to his or her compensation.	✓
Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO.	✓
Meets regularly with members of Aimco management and with Ernst & Young LLP, including periodic meetings in executive session.	✓
Performs an annual review of the Company’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms.	✓
Performs an annual review of the lead engagement partner of the Company’s independent auditor and the potential successors for that role.	✓
Periodically evaluates independent audit service providers, including a 2015 request for proposal process to assess the best firm to serve as Aimco’s independent auditor.	✓

The Audit Committee held five meetings during the year ended December 31, 2017. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, all of the members of the audit committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the Independent Directors. Mr. Keltner serves as the chairman of the Compensation and Human Resources Committee. Mr. Keltner meets regularly with Ms. Cohn, Aimco’s General Counsel and with Jennifer Johnson, Aimco’s Senior Vice President of Human Resources. Mr. Keltner also has regular conversations with the Compensation and Human Resources Committee’s independent compensation consultant, Board Advisory, LLC (“Board Advisory”). The Compensation and Human Resources Committee has a written charter that is reviewed annually and was last amended in October 2017. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s responsibilities are set forth in the following charts.

Compensation and Human Resources Committee Responsibilities	Accomplished In 2017
Provide for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO succession in the short term and the long term.	✓
Oversee the Company’s management of the talent pipeline process.	✓
Oversee the goals and objectives of the Company’s executive compensation plans.	✓
Annually evaluate the performance of the CEO.	✓
Determine the CEO’s compensation.	✓
Negotiate and provide for the documentation of any employment agreement (or amendment thereto) with the CEO, as applicable.	✓
Review the decisions made by the CEO as to the compensation of the other executive officers.	✓
Approve and grant any equity compensation.	✓
Consider the results of stockholder advisory votes on executive compensation and take such results into consideration in connection with the review and approval of executive officer compensation.	✓
Review and discuss the Compensation Discussion & Analysis with management.	✓
Review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.	✓
Review and approve the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers.	✓
Review periodically the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if appropriate.	✓
Oversee the Company’s culture, with a particular focus on collegiality, collaboration and team-building.	✓

One of the most important responsibilities of the Compensation and Human Resources Committee is to ensure a succession plan is in place for key members of the Company’s executive management team, including the CEO. Based on the work of the Compensation and Human Resources Committee, the Board has a succession plan for the CEO position, is prepared to act in the event of a CEO vacancy in the short term, and has identified candidates for succession over the long term. The Board will select the successor taking into consideration the needs of the organization, the business environment, and each candidate’s skills, experience, expertise, leadership and fit. The Company maintains a robust succession planning process, as highlighted in the following chart.

Management Succession
The Company maintains an executive talent pipeline for every executive officer position, including the CEO position, and every other officer position within the organization.
The executive talent pipeline includes “interim,” “ready now,” and “under development” candidates for each position. The Company has an intentional focus on those formally under development for executive roles. Management is also focused on attracting, developing and retaining strong talent across the organization.
The executive talent pipeline is formally updated annually and is the main topic of at least one of the Compensation and Human Resources Committee’s meetings each year. The Compensation and Human Resources Committee also reviews the pipeline in connection with year-end performance and compensation reviews for every executive officer position. The pipeline is discussed regularly at the management level, as well.
Talent development and succession planning is a coordinated effort among the CEO, the Compensation and Human Resources Committee, and the Company’s Human Resources team, as well as each succession candidate.
The Board is provided exposure to succession candidates for executive officer positions.
Multiple internal succession candidates have been identified for the CEO position.
Each CEO succession candidate has been with Aimco at least 12 years and has at least 16 years of industry experience and at least eight years of executive experience.
All executive succession candidates have formal development plans.
All CEO succession candidates receive one-on-one development from a professional executive coach.
All CEO succession candidates receive annual 360-degree feedback.
Mr. Considine provides formal updates to the Compensation and Human Resources Committee annually, and informal updates at least quarterly, on CEO succession candidates’ development plan progress.
An executive coach provides formal updates to the Compensation and Human Resources Committee annually, and informal updates more frequently, on CEO succession candidates’ development plan progress.
The Company maintains a forward-looking approach to succession. Positions are filled considering the business strategy and needs at the time of a vacancy and the candidate’s skills, experience, expertise, leadership and fit.
The Company has a proven track record on succession, for example, with the CFO and Chief Accounting Officer transitions in 2015, and most recently with the redevelopment leader transition in 2018.

The Compensation and Human Resources Committee held six meetings during the year ended December 31, 2017.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the Independent Directors. Ms. Nelson serves as the chairman of the Nominating and Corporate Governance Committee. In addition to other work, in 2017, Chairman Nelson interviewed four candidates for the Board while other directors also interviewed candidates.

The Nominating and Corporate Governance Committee has a written charter that is reviewed annually and was last amended in October 2016. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee’s responsibilities are set forth in the following chart.

Nominating and Corporate Governance Committee Responsibilities	Accomplished In 2017

Focuses on Board candidates and nominees, and specifically:

•   Plans for Board refreshment and succession planning for directors;

•   Identifies and recommends to the Board individuals qualified to serve on the Board;

•   Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

•   Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

✓
Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole.	✓
Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management.	✓
Maintains a related party transaction policy and oversees any potential related party transactions.	✓
Oversees a systematic and detailed annual evaluation of the Board, committees and individual directors in an effort to continuously improve the function of the Board.	✓
Oversees the Company’s commitment to environmental, social, and governance issues and disclosure related thereto.	✓
Considers corporate governance matters that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of matters.	✓

The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2017.

Redevelopment and Construction Committee

The Redevelopment and Construction Committee currently consists of the Independent Directors. Mr. Miller serves as the chairman of the Redevelopment and Construction Committee. Mr. Miller meets regularly with Aimco’s redevelopment and construction leadership and tours projects undergoing development or redevelopment to assess the process of development and redevelopment and project status. The Redevelopment and Construction Committee’s purposes are to provide oversight and guidance to the Company’s management regarding development, redevelopment, and construction by reviewing work process, policies and standards, recommending modifications thereto and directing related analytical and progress reporting. The Redevelopment and Construction Committee held four meetings during the year ended December 31, 2017.

Board Composition, Board Refreshment, and Director Tenure

Aimco is focused on having a well-constructed and high performing board. To that end, the Nominating and Corporate Governance Committee selects nominees for director based on, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the Aimco culture) and yet also requires directors who think and act independently and can clearly and effectively communicate their convictions. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating and Corporate Governance Committee has specifically considered the feedback of some stockholders as well as the discussions of some commentators that suggest lengthy Board tenure should be balanced with new perspectives. Specific to Aimco, the Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy. Aimco’s Board members have established relationships that allow the Board to apply effectively its collective business savvy in guiding the Aimco enterprise.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated based on the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2018. During 2017, no Aimco stockholder (other than the existing directors) expressed interest in serving on the Board or recommended anyone to serve on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran for re-election and Ms. Sperling for election.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO positions is appropriate in light of the independent oversight provided by the Board.

Aimco has a Lead Independent Director, currently Mr. Martin, whose responsibilities are set forth in the following chart.

Lead Independent Director Responsibilities	Accomplished In 2017
Presides over executive sessions of independent directors, which are held regularly and not less than four times per year.	✓
Serves as a liaison between the chairman and independent directors.	✓
Helps frame and approves meeting agendas and schedules.	✓
Reviews information sent to directors.	✓
Regularly calls meetings of independent directors.	✓
Is available for direct communication with stockholders.	✓

In addition to the Lead Independent Director, the Board has a majority of independent directors. Seven out of the eight director nominees are independent. All four standing committees (Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction) are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the six Independent Directors, met in executive session without management four times during the year ended December 31, 2017. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2017, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2018.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2017.

	Board	Non- Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Number of Meetings	5	4	5	6	4	4

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Proxy Access

At our 2015 annual meeting, a proxy access stockholder proposal received the support of a majority of the votes cast. That proposal requested the Board to adopt a bylaw that would require the Company to include in its proxy materials nominees for director proposed by a stockholder or group that owns at least 3% of our outstanding shares for at least three years. Following that meeting, through the summer and fall of 2015 and into 2016, we engaged in extensive stockholder outreach and discussed proxy access with stockholders representing over 66% of shares of Common Stock outstanding as of September 30, 2015, including all 10 of Aimco’s largest stockholders as of that date.

Although our stockholders expressed varying views on proxy access generally, and on the specific terms of a proxy access bylaw, many stockholders indicated that they viewed proxy access as an important stockholder right. At the same time, many stockholders expressed concern that stockholders with a small economic interest could abuse proxy access and impose unnecessary costs on the Company. In particular, stockholders expressed support for a reasonable limit on the number of stockholders who could come together to form a nominating group, with a consensus around a 20 stockholder limit, so long as certain related funds were counted as one stockholder for this purpose. In addition, many stockholders expressed support for the principle that a proxy access bylaw provide for a minimum of two candidates, with that principle being more meaningful to stockholders than the percentage of the board used to calculate the number of permitted proxy access candidates.

Stockholders expressed general flexibility concerning most other proxy access terms, including counting directors nominated as access candidates who are elected and re-nominated by the Board when determining the limit on access candidates for a limited number of years, and eliminating proxy access at the same annual meeting for which a nomination notice outside of proxy access has been submitted by another stockholder. Also, stockholders indicated that post-meeting holding requirements would be considered overly restrictive, but that a statement regarding post-meeting intentions that did not require continued ownership was acceptable.

The feedback received from stockholders was reported to the Nominating and Corporate Governance Committee and to the Board. Following a review of that feedback, corporate governance best practices and trends and the Company’s particular facts and circumstances, the Board amended the Company’s bylaws to provide a proxy access right to stockholders. As a result, a stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for at least three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. The Nominating and Corporate Governance Committee considers the relatively small size of the Aimco board as compared to other boards, the participation of each Independent Director on each committee, and the resulting workload on the directors. In addition, the Nominating and Corporate Governance Committee considers the overall cost of the Board to the Company and the cost per director.

2017

For 2017, compensation for each of the Independent Directors included a fixed annual cash retainer of $90,000 and an award of 3,000 shares of Common Stock. No meeting fees were paid to Independent Directors for attending meetings of the Board and the committees on which they serve. For the year ended December 31, 2017, Aimco paid the directors serving on the Board during that year as follows:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Terry Considine (3)	—	—	—	—	—	—	—
Thomas L. Keltner	90,000	132,210	—	—	—	—	222,210
J. Landis Martin	90,000	132,210	—	—	—	—	222,210
Robert A. Miller	90,000	132,210	—	—	—	—	222,210
Kathleen M. Nelson (4)	90,000	132,210	—	—	—	—	222,210
Michael A. Stein	90,000	132,210	—	—	—	—	222,210
Nina A. Tran	90,000	132,210	—	—	—	—	222,210

(1)	For 2017, each Independent Director received a cash retainer of $90,000.
(2)

For 2017, each Independent Director was awarded 3,000 shares of Common Stock, which shares were awarded on January 31, 2017, based on the closing price of Aimco’s Common Stock on that date, of $44.07. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the date of grant.

(3)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.
(4)	Ms. Nelson holds an option to acquire 3,000 shares, which is fully vested and exercisable.

2018

Compensation for each of the Independent Directors in 2018 includes an annual fee of 3,200 shares of Common Stock, which shares were awarded on January 30, 2018. The closing price of Aimco’s Common Stock on the New York Stock Exchange on January 30, 2018, was $40.95. The Independent Directors also received an annual cash retainer of $90,000. Directors will not receive meeting fees in 2018.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all team members of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco. com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines and Director Stock Ownership

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the role of the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the Board in planning management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to stock ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service, an Independent Director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. Each of the Independent Directors has holdings well in excess of this amount, with the exception of Ms. Tran who joined the Board on March 1, 2016.

Corporate Responsibility

At Aimco, corporate responsibility is an important part of our business. As with all other aspects of our business, our corporate responsibility program focuses on continuous improvement, to the benefit of our stockholders, our residents, our team members, our communities, and the environment. We actively discuss these matters with our stockholders and solicit their feedback on our program.

The graphics below describe some of the 2017 highlights of our corporate responsibility program. For more information on Aimco’s corporate responsibility program, please refer to Aimco’s 2017 Corporate Responsibility Report. Please note, however, that information contained in the 2017 Corporate Responsibility Report is neither incorporated by reference in this proxy statement nor considered to be a part of this document.

STOCKHOLDER OUTREACH We have engaged with stockholders holding approximately 2/3 of our outstanding shares each of the PAST 3 YEARS	STOCKHOLDER ENGAGEMENT

OUR RESPONSES TO STOCKHOLDER INPUT ESG Disclosure in 2018 Matrix of Director Qualifications and Expertise in 2017 More Detailed Management Succession Disclosure in 2017 More Graphics in 2016, 2017 & 2018 Proxy Access in 2016 LTI Program Overhaul in 2015 Double Trigger Change in Control Provisions in 2015 Clawback Policy in 2015 Commitment to not Provide Future Excise Tax Gross-Ups in 2015

INDEPENDENT DIRECTORS RECENTLY ADDED TO OUR BOARD: + Ann Sperling, 2018 (new nominee) + Nina Tran, 2016 + Kathleen Nelson, 2010	HONORED IN 2017 FOR BOARD COMPOSITION

Commitment to our Residents Residents awarded Aimco CSAT scores averaging more than 4 (out of 5 stars) during the past five years, reflecting HIGH LEVELS of RESIDENT SATISFACTION

Investment in our Team Members
$1.1M Aimco Cares scholarship funds to 565 children of Aimco team members since 2006	$48,500 Aimco Cares 4U emergency financial assistance to Aimco team members in 2017

Commitment to Community IN 2017:
Team members turn their passion for community service into action through Aimco Cares, which gives team members 15 paid hours each year to apply to volunteer activity of their choice

Commitment to Conservation
$4.5M invested in ENERGY CONSERVATION in 2017
Nearly 80% of same store communities incorporate LED Lighting in common areas; Goal is 100% by 2020

5,964 hours volunteered by team members through Aimco Cares 150 Nonprofits served through volunteerism and donations 137 Aimco Cares volunteer events $530,000 Raised through Aimco Cares Charity Golf Classic benefitting patriotic causes and providing scholarships for students in affordable housing 8,840,044 Therms of natural gas conserved 796,233,615 Gallons of water saved through efficiency 189,866,952 kWh of electricity saved through efficient fixtures 157,697 Metric tons of greenhouse gas emissions Eliminated OVER THE PAST 10 YEARS CSAT Scores

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the other Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2017.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Date: February 22, 2018

MICHAEL A. STEIN (CHAIRMAN)

THOMAS L. KELTNER

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

NINA A. TRAN

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

Below is information on the fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2017 and 2016.

Year Ended December 31,

	2017		2016
Aggregate fees billed for services		$2.33 million		$2.32 million

Audit Fees:

Including fees associated with the audit of Aimco’s annual financial statements, internal controls, interim reviews of financial statements, registration statements, comfort letters and consents

		$1.07 million		$1.10 million

Audit-Related Fees: Including fees related to benefit plan audits		$0.03 million		$0.03 million
Tax Fees:
Tax Compliance Fees (1) Tax Consulting Fees (2)	$ $	0.92 million 0.31 million	$ $	0.94 million 0.15 million

Total Tax Fees		$1.23 million		$1.09 million

All other fees		—		$0.10 million

(1)

Tax compliance fees consist primarily of income tax return preparation and income tax return review fees related to the income tax returns of the Company, the Operating Partnership, and certain Company subsidiaries and affiliates.

(2)	Tax consulting fees consist primarily of amounts attributable to routine advice related to various transactions, and assistance related to income tax return examinations by governmental authorities.

The Audit Committee took into account the fact that the audit and audit-related fees billed by Ernst & Young LLP are 11% less than its fees for tax compliance and tax consulting services. In selecting Ernst & Young LLP to perform such tax-related services, the Audit Committee evaluated the efficiency and expertise brought by Ernst & Young LLP and concluded that such engagement was in the best interest of the Company and its stockholders. The Audit Committee also specifically considered the amount of the fees as compared to the Company’s overall engagement and as compared to Ernst & Young LLP’s overall book of business and concluded that such engagement by the Company would have no negative bearing on Ernst & Young LLP’s independence.

In its pre-approval of such tax services in accordance with the policies outlined below, the Audit Committee gave appropriate consideration to the applicable independence rules of the SEC and PCAOB. Specifically, the Audit Committee considered:

•

The SEC’s three basic principles of independence with respect to services provided by auditors, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management; (2) an auditor cannot audit his or her own work; and (3) an auditor cannot serve in an advocacy role for his or her client;

•	The non-audit services specifically prohibited under the SEC’s auditor independence rules:
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing services;
•	Management functions or human resources;
•	Broker or dealer, investment adviser, or investment banking services; and
•	Legal services and expert services unrelated to the audit; and

•	The following rules of the PCAOB:
•	3521 - Contingent Fees;
•	3522 - Tax Transactions; and
•	3524 - Audit Committee Pre-approval of Certain Tax Services.

In addition, The Audit Committee considered the SEC’s Release, Strengthening the Commission’s Requirements Regarding Auditor Independence, in which the SEC reiterated “its long-standing position that an accounting firm can provide tax services to its audit clients without impairing the firm’s independence.”

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). A summary of the Pre-approval Policy is as follows:

•	The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee.

•	Pre-approvals are typically subject to a dollar limit of $50,000.

•	The term of any general pre-approval is generally 12 months from the date of pre-approval.

•

At least annually, the Audit Committee reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

•

Unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

•	The Audit Committee will consider whether all services are consistent with the rules on independent registered public accounting firm independence.

•

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. Such factors are considered as a whole, and no one factor is necessarily determinative.

All of the services described in the Principal Accountant Fee section above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 20, 2018, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 20, 2018, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, unless otherwise specified. None of the securities reflected in this table are the subject of any hedging transaction.

Name and Address of Beneficial Owner	Number of shares of Common Stock (1)	Percentage of Common Stock Outstanding (2)	Number of Partnership Units (3)	Percentage Ownership of the Company (4)
Directors, Director Nominees & Executive Officers:
Terry Considine	856,646(5)	0.55%	3,112,427(6)	2.40%
Paul L. Beldin	110,823(7)	*	—	*
Lisa R. Cohn	169,001	*	—	*
Patti K. Fielding	68,812	*	—	*(8)
Keith Kimmel	119,361	*	—	*
Thomas L. Keltner	41,329	*	—	*
J. Landis Martin	56,513(9)	*	34,646(10)	*
Robert A. Miller	77,903	*	—	*
Kathleen M. Nelson	45,000(11)	*	—	*
Ann Sperling	—	*	—	*
Michael A. Stein	41,200	*	—	*
Nina A. Tran	9,650	*	—	*
All directors, director nominees, and executive officers as a group (15 persons)	1,887,353(12)	1.20%	3,151,842	3.05%
5% or Greater Holders:
The Vanguard Group, Inc.	27,695,035(13)	17.64%	—	16.80%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Cohen & Steers, Inc.	18,347,402(14)	11.69%	—	11.13%
280 Park Avenue
New York, New York 10017
Blackrock, Inc.	13,412,698(15)	8.54%	—	8.13%
40 East 52nd Street
New York, New York 10022
FMR LLC	9,718,252(16)	6.19%		5.89%
245 Summer Street
Boston, Massachusetts 02210
State Street Corporation	7,959,726(17)	5.07%	—	4.83%
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

*	Less than 0.5%
(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or equivalents.
(2)

Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)

Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of February 20, 2018, Aimco held approximately 95.2% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 4.8% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer.

(4)

Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,864,009 OP Units outstanding as of February 20, 2018, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, and Aimco’s ownership limit). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)

Includes 376,663 shares held directly by Mr. Considine, and the following shares of which Mr. Considine disclaims beneficial ownership: 33,695 shares held by Mr. Considine’s spouse; and 165,689 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power. Also includes 178,879 shares subject to options that are exercisable within 60 days.

(6)

Includes 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 1,591,672 OP Units and equivalents held by Titahotwo Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership.

(7)	Includes 3,644 shares subject to options that are exercisable within 60 days.
(8)	Includes 4,769 OP Units.
(9)

Includes 27,123 shares held directly by Mr. Martin and 29,390 shares held by Martin Enterprises LLC, of which Mr. Martin is the sole manager. Members of Martin Enterprises LLC include Mr. Martin and trusts, of which Mr. Martin is the sole trustee, formed solely for the benefit of his children.

(10)	Includes 34,646 OP Units, which represent less than 1% of the class outstanding.
(11)	Includes 3,000 shares subject to options that are exercisable within 60 days.
(12)	Includes 185,541 shares subject to options that are exercisable within 60 days.
(13)

Beneficial ownership information is based on information contained in an Amendment No. 15 to Schedule 13G filed with the SEC on February 12, 2018, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 365,573 shares and sole dispositive power with respect to 27,315,493 of the shares and shared dispositive power with respect to 379,542 of the shares.

(14)

Beneficial ownership information is based on information contained in an Amendment No. 17 to Schedule 13G filed with the SEC on February 14, 2018, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 12,959,651 shares and 12,900,315 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 18,347,402 shares and 18,161,165 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 59,336 shares over which Cohen & Steers UK Limited has sole voting power and 186,237 shares over which Cohen & Steers UK Limited has sole dispositive power.

(15)

Beneficial ownership information is based on information contained in an Amendment No. 8 to Schedule 13G filed with the SEC on January 29, 2018, by Blackrock, Inc. According to the schedule, Blackrock, Inc. has sole voting power with respect to 12,483,100 of the shares.

(16)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2018, by FMR LLC.
(17)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2018, by State Street Corporation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Stockholder Engagement Regarding Executive Compensation;

•	Overview of Aimco’s Pay-for-Performance Philosophy and 2017 Performance Results;

•	Summary of Executive Compensation Program and Governance Practices;

•	What We Pay and Why: Components of Executive Compensation;

•	Total Compensation for 2017;

•	Other Compensation;

•	Post-Employment Compensation and Employment and Severance Arrangements;

•	Other Benefits; Perquisite Philosophy;

•	Stock Ownership Guidelines and Required Holding Periods After Vesting;

•	Role of Outside Consultants;

•	Base Salary, Incentive Compensation, and Equity Grant Practices;

•	2018 Compensation Targets.

Stockholder Engagement Regarding Executive Compensation

At Aimco’s 2017 Annual Meeting of Stockholders, approximately 98% of the votes cast in the advisory vote on executive compensation (also commonly referred to as “Say on Pay”) approved the compensation of Aimco’s NEOs as disclosed in Aimco’s 2017 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and Aimco management are pleased with these results and remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

In 2017 and early 2018, we engaged with stockholders representing nearly two-thirds of shares of Common Stock outstanding as of September 30, 2017, as part of our annual process of soliciting feedback on Aimco’s executive compensation program. The following chart summarizes the feedback we received, and what actions we have taken in response.

What Aimco Heard	How Aimco Responded

Overall Program.

The Company continued to receive broad support from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program.

Based on the broad support received from stockholders, the Company is making no changes to the structure of the program.
Disclosure. Stockholders appreciated the thorough disclosure and encouraged Aimco to continue the same level of disclosure.	The Company has maintained its detailed disclosure as in prior years, and has continued to enhance its disclosure with additional graphics.
STI Plan. Stockholders are broadly pleased with the STI plan goals and disclosure of results.

Given that the Company’s STI goals are directly aligned with the Company’s five areas of strategic focus that drive long-term value creation, and have received broad support from stockholders, the Company is not making changes to the structure of its STI goals.

LTI Plan.

The Company’s three-year, forward looking plan measured upon relative TSR continued to receive broad support from stockholders. Most stockholders continued to be of the opinion that relative TSR should be the only LTI metric. Some stockholders stated that they would be open to another LTI metric but that it is not necessary.

Given that its LTI plan received broad support from stockholders, the Company is not making changes to the general structure of its LTI plan. The Company will continue its ongoing dialogue with stockholders on LTI plan structure and metrics, as well as all other compensation matters.

Overview of Aimco’s Pay-for-Performance Philosophy and 2017 Performance Results

Aimco is a pay-for-performance organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified on page 42, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Actual compensation varies from target compensation based on Aimco’s results. Each officer’s annual cash incentive compensation, “short term incentive” or STI, is based in part on Aimco’s performance against corporate, rather than personal, goals. The more senior the officer, the greater the percentage of his or her STI that is based on Aimco’s performance against its corporate goals. Aimco’s longer term compensation, “long term incentive” or LTI, follows a similar tiered structure. Each officer’s LTI is based in part on Aimco’s “total shareholder return” or TSR, relative to its peers, with executive officers having a greater share of their LTI based on relative TSR. In the case of Mr. Considine, his entire LTI award is “at risk” based on Aimco’s relative TSR. LTI is measured and vests over time, typically a period of four years, so that officers bear longer term exposure to the decisions they make.

To reinforce its use of Aimco equity for compensation to align management with Aimco stockholders, Aimco also requires substantial equity holdings by executive officers.

In 2017, AFFO per share, Aimco’s primary measure of current period performance, was $2.12, up 8% year-over-year. In addition to and more important than the one-year bottom line result, Aimco enjoyed success in its five areas of strategic focus that provide the foundation for the long-term sustainable profitability we seek for the shareholder capital entrusted to us.

STRATEGIC OBJECTIVES

OPERATIONAL EXCELLENCE

Focus on customer selection and satisfaction to produce predictable and growing returns from property operations, as measured by Free Cash Flow, that is, net operating income or NOI, less capital replacement spending or CR.

REDEVELOPMENT

Create value, as measured by the rate and quality of financial returns, based on quality of location and excellence of design, by repositioning properties within the Aimco portfolio and by constructing new properties.

PORTFOLIO MANAGEMENT

Enhance rent growth and increase long-term capital values through portfolio design emphasizing land value and submarket selection while reducing revenue volatility by geographic and price point diversification.

BALANCE SHEET

Limit risk through balance sheet structure, employing low leverage primarily non-recourse and long-dated property debt, and builds financial flexibility by maintaining ample unused and available credit as well as a pool of properties with substantial value unencumbered by property debt.

TEAM AND CULTURE

Focus intentionally on a collaborative and productive culture based on respect for others and personal responsibility reinforced by a preference for promotion from within based on talent development and succession planning to produce a strong, stable team that is the enduring foundation of Aimco success.

Highlights for 2017 in Aimco’s five areas of strategic focus included the following:

2017 SAME STORE NOI GROWTH 7th CONSECUTIVE YEAR of > 4% NOI growth rate
2017 SAME STORE REVENUE GROWTH

HIGHLY ENGAGED TEAM 4.17 (out of 5 stars) in 2017	Recognized again in 2017 as a “Top Workplace” in Colorado. One of only a dozen companies to be recognized for the past five years.

Aimco’s success in its five areas of strategic focus produced AFFO growth, up 8% to $2.12.

REDEVELOPMENT Invested $158M, leading to NAV creation of >$55M PORTFOLIO QUALITY increasing; average revenue per apartment home 7% to $2,123 BALANCE SHEET $1.8B unencumbered pool; abundant liquidity, with > $500M available on revolving credit facility

It has also produced superior long-term returns. Aimco’s ongoing success in its five areas of strategic focus has resulted in superior long-term returns. The following graph compares cumulative total returns for Aimco’s Common Stock, the REIT Index, the NAREIT Apartment Index and Aimco’s multi-family peer group average. The graph assumes the investment of $100 in Aimco’s Common Stock and in each index or peer group company on December 31, 2012, and that all dividends paid have been reinvested.

	For the fiscal years ended December 31,
Index	2012	2013	2014	2015	2016	2017
Aimco (1)	$ 100.00	$ 98.95	$ 146.49	$ 162.81	$ 190.96	$ 189.68
NAREIT Apartment Index (2)	100.00	93.80	130.96	152.51	156.87	162.70
MSCI US REIT Index (1)	100.00	102.47	133.60	136.97	148.75	156.29
Multi-Family Peer Group (1)	100.00	95.41	132.64	157.43	164.00	175.41

(1)	Source: S&P Global Market Intelligence © 2017

(2)	Source: National Association of Real Estate Investment Trusts

Summary of Executive Compensation Program and Governance Practices

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we believe they would not serve our stockholders’ long-term interests.

What Aimco Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are set in advance and disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Considine is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and two-thirds of target LTI compensation, is subject to the achievement of various performance objectives.

Balances short-term and long-term incentives. The incentive programs provide a balance of annual and longer-term incentives, with LTI compensation vesting over multiple years comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures, that differ for STI and LTI.
Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.
Uses market-based approach for determining NEO target pay. Target total compensation for NEOs is set near the median for peer comparators. The Committee reviews the peer comparator group annually.

Maintains share ownership guidelines and holding periods after vesting until ownership guidelines are met. The Company has the following minimum share ownership requirements: CEO – lesser of five times base salary or 150,000 shares; CFO – lesser of five times base salary or 75,000 shares; and other executive officers – lesser of four times base salary or 25,000 shares. All officers meet these requirements except for Mr. Beldin, who held approximately 23,000 shares at the time of his election to executive officer, now holds 46,408 shares, and is expected to be in compliance by 2019.

Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment (other than for cause) for accelerated vesting to occur.

Uses an independent compensation consulting firm. The Company engages an independent compensation consulting firm that specializes in the REIT industry. The Committee engages a separate independent compensation consultant.

Maintains a clawback policy. In the event of a financial restatement resulting from misconduct by an executive, the clawback policy allows the Company to recoup incentive compensation paid to the executive based on the misstated financial information. The policy covers all forms of bonus, incentive and equity compensation.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do
Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses. The Company makes no guaranteed commitments to grant equity-based awards.

Provide excise tax gross-up payments. The legacy excise tax gross-up provision in Mr. Considine’s 2008 employment agreement was eliminated in 2017. The Company will not enter into new contractual arrangements that include excise tax gross-up payments.

Reprice options. The Company has never repriced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Amended and Restated Plan without first obtaining approval from the stockholders of the Company.

Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements provide for the payment of dividends only if and after the shares are earned. Dividends accrue during the performance period and are paid once shares are earned.

Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

What We Pay and Why: Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

Compensation Component	Form	Purpose
Base Salary	Cash	Provide a salary that is competitive with market.
STI	Cash	Reward executive for achieving short-term business objectives.
LTI	Restricted stock, Long-Term Incentive Plan (“LTIP”) units, and/or stock options, subject to performance and/or time vesting, typically over four years	Align executive’s compensation with stockholder objectives, and provide an incentive to take a longer-term view of Aimco’s performance.

LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for Aimco NEOs, as follows:

CEO 2017 Target Pay Mix	Other NEOs 2017 Target Pay Mix

CEO Pay Overview

The Committee determines the compensation for Mr. Considine. Mr. Considine’s target total compensation for 2017 approximated the median for CEOs at Aimco’s peers as discussed on page 42. The Committee devised a compensation plan for Mr. Considine that resulted in approximately 11% base salary, 23% based on Aimco’s performance against its 2017 corporate goals, and 66% based on relative TSR, making more of Mr. Considine’s target compensation tied to TSR than any of his peers. Mr. Considine’s target compensation mix is illustrated as follows:

How the Committee determines the amount of target total compensation for executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews the decisions made by the CEO as to the compensation of Aimco’s other executive officers. Base salary, target STI, and target LTI are generally set near the median base salary, target STI, and target LTI for peer comparators.

How peer comparators are identified

Aimco considers enterprise Gross Asset Value (“GAV”), as reported by Green Street Advisors, to be an imprecise, but reasonable representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of properties, and number of employees, to determine if these factors provide any additional insight into the work and requirements of its leaders. Based on this analysis, Aimco included as “peers” for 2017 compensation the following 20 real estate companies:

Peer Group
Alexandria Real Estate Equities, Inc.	Host Hotels & Resorts, Inc.
Brixmor Property Group, Inc.	Kilroy Realty Corp.
Camden Property Trust	Kimco Realty
CBL & Associates Properties, Inc.	Liberty Property Trust
DDR Corp.	Macerich Company
Digital Realty Trust, Inc.	Mid-America Apartment Communities, Inc.
Douglas Emmett, Inc.	Omega Healthcare Investors
Duke Realty Corp.	Regency Centers Corp.
Extra Space Storage, Inc.	Taubman Centers, Inc.
Federal Realty Investment Trust	UDR, Inc.

At the time 2017 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than does Aimco. Due to changes in GAV, Extra Space Storage, Inc. was added to the peer group for 2017 in replacement of Essex Property Trust. For Mr. Kimmel, whose position as Executive Vice President, Property Operations, does not have a good benchmark outside of the multi-family industry, Aimco included as “peers” for 2017 compensation the following seven multi-family real estate companies in existence at the time 2017 compensation targets were established: AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential, Mid-America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc. These multi-family companies provide useful information to benchmark Mr. Kimmel’s position.

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related matters when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align management incentives with the long-term interests of the Company.

Aimco’s Compensation Program Discourages Excessive Risk-Taking
Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

Use of LTI. LTI is included in target total compensation for all officers and typically vests over a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. LTI is capped at two times target, or 200%, for the CEO, and 1.67 times target, or 167%, for other NEOs.

Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a specified amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock.

Shared performance metrics across the organization. A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its publicly communicated corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Committee. One hundred percent of Mr. Considine’s STI, and 50% of the STI for the other NEOs, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization reinforces Aimco’s focus on a collegial and collaborative team environment.

LTI based on TSR. A portion of LTI for all officers is based on relative TSR. The more senior level the officer, the greater the percentage of LTI that is based on relative TSR. One hundred percent of Mr. Considine’s LTI, and a substantial proportion of the LTI for the other NEOs, is based on relative TSR.

Multiple performance metrics. Aimco had seven corporate goals for 2017. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for every team member, each team member has several different individual performance goals that are set at the beginning of the year and approved by management. Each of the NEOs had an average of eight individual goals for 2017. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

Total Compensation for 2017

For 2017, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2017

For 2017, Mr. Considine’s base compensation was $700,000 (an increase from his 2016 base compensation of $600,000), well below the median for CEOs of his experience, expertise and tenure. For 2017, base compensation for all other NEOs was $400,000, near the median base compensation paid by peer comparators for similar positions.

Short-Term Incentive Compensation for 2017

The Committee determined Mr. Considine’s STI by the extent to which Aimco met seven designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other NEOs, calculation of STI was determined by two components: Aimco’s performance against the KPI; and each officer’s achievement of his or her individual MAP goals. For example, if an executive’s target STI was $400,000 and weighted 50% on KPI, then 50% of that amount, or $200,000, varied based on KPI results and 50% of that amount, or $200,000, varied based on MAP results. As KPI results were 109.49%, then the executive received 109.49% of $200,000 ($218,980) for that portion of his STI, and if MAP results were 100%, then the executive receives 100% of the $200,000, for a total STI payment of $419,980.

Aimco’s KPI reflect Aimco’s five areas of strategic focus, as set forth above on page 37. Said another way, Aimco compensates its leadership on executing exactly the same business strategy communicated to stockholders and analysts. Specifically, Aimco’s KPI consisted of the following seven corporate goals that were reviewed with, and approved by, the Committee, each weighted as described.

These goals aligned executive officers with the publicly communicated, long-term goals of the Company without encouraging them to take unnecessary and excessive risks. For most goals, threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%.

Performance below threshold resulted in no payout. For some goals, where performance was between threshold and target or between target and maximum, the amount of the payout was interpolated.

CORPORATE GOALS Operational Excellence (35% KPI) 30% based on 2017 Same Store NOI performance 5% based on customer satisfaction scores Redevelopment and Portfolio Management (15% of KPI) Based on redevelopment and development investment and returns, and transactions that enhance Aimco’s objectives regarding portfolio quality. Balance Sheet (5% of KPI) Based on leverage ratios and balance sheet activities adding financial. flexibility Team and Culture (10% of KPI) 5% based on team member engagement scores 5% based on on-site engagement, retention and efficiency Based on AFFO per share Financial Results (35% of KPI)

The following is a tabular presentation of the performance criteria and results for 2017, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Sub-Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout
Operational Excellence	35%
2017 Same Store NOI Achievement	30%		3%<Budget	Budget	3%>Budget	0.57% unfavorable	27.16%

Customer Satisfaction Scores	5%		4.00	4.15	4.25	4.25	10.00%
Property Operations Subtotal:							37.16%
Redevelopment and Portfolio Management	15%
Redevelopment Investment and Returns, and Transactions That Improve Aimco’s Portfolio Quality	15%		—	Based on estimated value creation for the project or acquisition, and completion of projects on time and on budget.	—	Invested $158M in redevelopment and projects in 2017, leading to NAV creation of more than $55 million. Completed redevelopment of The Sterling and of the third tower of Park Towne Place in Philadelphia. Projects were on time and on budget. Leasing for all but one project achieved average rents at or above underwriting. Reacquired the 47% limited partner interest in the Palazzo joint venture.	19.13%
Redevelopment and Portfolio Management Subtotal:							19.13%
Balance Sheet	5%
Leverage Ratios and Balance Sheet Activities Adding Financial Flexibility	5%		—	Based on Ratio of Debt and Preferred Equity to Adjusted EBITDA, and balance sheet activities that add financial flexibility	—	Ratio of Debt and Preferred Equity to Adjusted EBITDA for 2017 was 6.9x. Property debt refinancing activities lowered Aimco’s weighted average fixed interest rates by approximately 20 basis points to 4.64%, generating more than $6M of prospective annual interest savings. Pool of unencumbered properties increased by 13%, to more than $1.8B in value.	5.00%
Balance Sheet Subtotal:							5.00%
Team and Culture	10%
Team Member Engagement Scores	5%		4.00	4.25	4.75	4.17	4.20%
On-Site Team Engagement, Retention and Productivity	5%		—	Based on On-Site Team Engagement Scores, Team Member Retention Ratios, and Efficiency Gains	—	Reduced overall on-site voluntary turnover by 20%, and on-site manager turnover by over 50%. Made on-site teams more productive. On-site team member engagement for 2017 was 4.16.	9.00%
Business and Culture Subtotal:							13.20%
Financial Results	35%
AFFO Per Share	35%		$2.04	$2.15	$2.26	$2.15[1]	35.00%
Financial Results Subtotal:							35.00%
Total	100%						109.49%

1 Full year AFFO as reported in Aimco’s Fourth Quarter 2017 Earnings Release dated February 1, 2018, was $2.12 per share, or $0.03 lower. There are a very limited number of items (such as non-recurring income, hurricane related casualty losses, and capital replacement spending in excess of budget) that are unusual, infrequent, or otherwise deemed by management and the Committee to be appropriate to exclude from the calculation of AFFO for purposes of Aimco’s compensation plan, in order to avoid unjust rewards and unjust penalties. The additions and subtractions to reported AFFO are reviewed and approved by the Committee. For 2017, this process resulted in a net upward adjustment of $0.03 to reported AFFO. In the past five years, such adjustments have been upward three times and downward two times.

For all numeric goals, the target performance metrics were Aimco’s 2017 budget goals. Aimco has a rigorous budgeting process that includes an evaluation of prior performance, market data, and peer performance. Aimco’s budget strategy is to set ambitious, achievable goals. Aimco’s 2017 performance – which included Same Store revenue and NOI growth of 3.2% and 4.2%, respectively, and AFFO growth of 8% – is a reflection of Aimco’s effective and successful budgeting strategy.

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth in the paragraphs below.

Same Store NOI Achievement (30% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of producing above-average operating results through focus on customer selection, satisfaction, and retention, as well as superior cost control. For 2017, the range for the Same Store NOI achievement goal was as follows: “Threshold” equated to achievement of three percent unfavorable to 2017 budgeted Same Store NOI; “Target” equated to achievement of 2017 budgeted Same Store NOI; and “Maximum” equated to three percent favorable to 2017 budgeted Same Store NOI. Aimco’s Same Store NOI achievement for 2017 was 0.57% unfavorable to budgeted Same Store NOI. This resulted in a payout on the Same Store NOI achievement goal of 27.16% for each of the NEOs.

Customer Satisfaction Scores (5% of KPI). The primary objective of this goal was to enhance customer satisfaction, a key component of Aimco’s strategic objective of producing above-average operating results. Aimco customers have the opportunity at multiple touch points in the customer lifecycle to grade our performance. Customer grades are collected by a third-party company that administers customer surveys on behalf of many companies in the real estate industry and are used in managing property operations. They are also published online. Aimco’s customer satisfaction score for the full year consisted of the average score across all surveys for “overall satisfaction,” on a scale of 1 to 5. For 2017 compensation, the range for resident satisfaction scores goal was set as follows: “Threshold” equated to a 4.00; “Target” equated to a 4.15; and “Maximum” equated to a 4.25. “Target” was set higher for 2017 than for 2016, during which “Target” equated to 4.10. For 2017, Aimco’s customer satisfaction score, from approximately 84,000 customer responses, was 4.25, resulting in a payout of 10.00% for each of the NEOs.

Redevelopment Investment and Returns, and Transactions That Improve Aimco’s Portfolio Quality (15% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objectives for redevelopment and portfolio management, two of Aimco’s five areas of strategic focus. Large and/or complex redevelopment and development projects provided increased weighting toward the total goal weighting of 15%, with smaller scale projects provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2017 budgeted investment and scope for the project, and was based on the extent to which the project work was completed on time and within budget, as well as whether expected returns on investment were achieved. For 2017, Aimco invested $158 million in redevelopment projects. This investment led to an increase in NAV of more than $55 million. Aimco completed the construction and lease-up of The Sterling and of the third tower at Park Towne Place in Center City Philadelphia, and made solid progress on its other projects. The project work was on time and within budget. Leasing in 2017 achieved average rents at or above underwriting for all but one project. Additionally, Aimco reacquired for $452 million the 47% limited partner interest in the Palazzo joint venture. The transaction, funded by property sales, reallocated capital from lower-rated submarkets in Virginia, southern New Jersey, and suburban Maryland to the Mid-Wilshire submarket of Los Angeles, expected to have superior long-term revenue growth, higher rents, and higher operating margins, and added approximately $50 million of net asset value to Aimco’s portfolio. This resulted in a payout of 19.13% for each of the NEOs.

Leverage Ratios and Other Balance Sheet Activities Adding Financial Flexibility (5% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of limiting risk through our balance sheet structure. Achievement was based on the ratio of Debt and Preferred Equity to Adjusted EBITDA and balance sheet activities that added financial flexibility. Aimco’s ratio of Debt and Preferred Equity to Adjusted EBITDA for 2016 was 6.9x. Additionally, property debt refinancing activities lowered Aimco’s weighted average fixed interest rates by approximately 20 basis points to 4.64%, generating more than $6 million of prospective annual interest savings. The pool of properties unencumbered by property debt increased in value by 13% to $1.8 billion. This resulted in a payout on the balance sheet goal of 5.00% for each of the NEOs.

Team Member Engagement Scores (5% of KPI). The primary objective of this goal was to maintain a highly engaged, satisfied workforce, which drives stronger results across all of Aimco’s areas of strategic focus. Every team member is surveyed via a third-party, confidential survey on his or her annual anniversary of employment. The team member engagement score consists of the average of the responses to the questions that comprise the engagement index for all team members who complete the survey during the year. For 2017 compensation, the range for team member engagement scores was as follows: “Threshold” equated to 4.00; “Target” equated to 4.25; and “Maximum” equated to 4.75. For 2017, Aimco’s team member engagement score was 4.17, resulting in a payout of 4.20% for each of the NEOs.

On-Site Team Engagement, Retention, and Productivity (5% of KPI). The primary objective of this goal was to maintain a highly engaged, stable workforce at our communities, enhanced by innovations in productivity, all of which further Aimco’s strategic objective of producing above-average operating results. Achievement was based on on-site team engagement scores, team member retention ratios, and productivity gains. Aimco reduced overall on-site voluntary turnover by 20%, and on-site manager voluntary turnover by 53%, and made further productivity gains. On-site team member engagement remained steady at 4.16. This resulted in a payout on the on-site engagement, retention, and efficiency goal of 9.00% for each of the NEOs.

AFFO Per Share (35% of KPI). The primary objective of the AFFO goal was to increase Aimco’s current period financial result. Funds from Operations (“FFO”) is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO in accordance with the guidance set forth by NAREIT. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for non-controlling interests) and a net tax benefit associated with the December 2017 tax reform legislation. Aimco excluded the tax benefit associated with the tax reform legislation from its computation of Pro forma FFO because this type of tax benefit occurs infrequently and is not representative of operating performance. Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by capital replacements (a proxy for economic depreciation and also adjusted for non-controlling interests) and is Aimco’s primary measure of current period performance.

For 2017 compensation, the range for the AFFO goal was set as follows: “Threshold” equated to $2.04 per share; “Target” equated to $2.15 per share, the 2017 budgeted amount; and “Maximum” equated to $2.26 per share. Aimco’s AFFO was $2.15 per share.2 This resulted in a payout on the AFFO per share goal of 35.00% for each of the NEOs.

Due to Aimco’s achievement of certain goals and outperformance on others, Aimco’s overall KPI performance was 109.49%. Accordingly, each executive officer was awarded 109.49% of the portion of his or her target STI attributable to KPI. Aimco’s KPI performance for 2017 was lower than its KPI performance in 2016 and 2015. Accordingly, 2017 STI was 11% lower than 2016 STI, and 14% lower than 2015 KPI, as compared to target.

Various of the key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined, described and, where appropriate, reconciled to the most comparable financial measures computed in accordance with GAAP under the Non-GAAP Measures heading within Part I, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2017.

Long-Term Incentive Compensation Awards for 2017

Under the 2017 LTI program, 100% of the LTI award for the CEO, and two-thirds of the LTI awards for the other NEOs, are performance-based, or at risk, and measured on a forward looking, three-year performance period. The remaining one-third of the LTI awards granted to the other NEOs in 2017 are time-based, with 25% of the grants vesting on each anniversary of the grant date.

2017 CEO LTI Equity Mix	2017 Other NEOs LTI Equity Mix

[2]	See Footnote 1.

The relative metrics under the performance-based LTI awards granted in 2017 are as follows:

Metric and Performance Level (1) (relative performance stated as basis points above or below index performance)(2)
	Threshold	Target	Maximum
Relative to NAREIT Apartment Index	-250 bps	+50 bps	+400 bps
Relative to MSCI US REIT Index	-350 bps	+50 bps	+500 bps

(1)	The relative metrics above reflect the metrics used for the awards made in 2017 for the performance period ending on December 31, 2019.
(2)	If absolute TSR were negative, any portion of the LTI award achieved above target would not vest until absolute TSR is once again positive.

Threshold performance was set to pay out at 50%; target performance was set to pay out at 100%; and maximum performance was set to pay out at 200%. Performance below threshold will result in no payout. If performance is between threshold and target or between target and maximum, the amount of the payout will be interpolated. The performance-based portion of the LTI awards for Messrs. Considine, Beldin and Kimmel and Ms. Cohn (i.e., the entire LTI award in the case of Mr. Considine, and two-thirds of the LTI award in the case of Messrs. Beldin and Kimmel and Ms. Cohn) will be determined solely according to the relative TSR metrics set forth above. Mr. Considine determined that Ms. Fielding’s 2017 LTI would have two components. Fifty percent of the performance-based portion of Ms. Fielding’s LTI, or one-third of the overall award, will be determined according to the relative TSR metrics set forth above. Approximately fifty percent of the performance-based portion of Ms. Fielding’s LTI, or another one-third of the overall award, was to be determined according to success against redevelopment objectives.

The LTI awards made in 2017 have a forward looking, three-year performance period, with grants vesting 50% following the end of the three-year performance period (based on attainment of TSR targets or, in the case of Ms. Fielding, TSR targets and redevelopment objectives), and 50% one year later, for a four-year plan from start to finish, illustrated below.

LTI awards for 2017 were granted on January 31, 2017, in the form of restricted stock, LTIP units, and stock options. The share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends until the shares are earned. Dividends accrue during the performance period.

For the purpose of calculating the number of shares of restricted stock or LTIP units to be granted, the dollar amount allocated to restricted stock or LTIP units was divided by $44.24 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to mute the effect of any single day spikes or declines. For the purpose of calculating the number of shares subject to the stock options to be granted, the dollars allocated to stock options were divided by $11.39, which price was calculated by a third party financial firm with particular expertise in the valuation of options. The stock options have an exercise price of $44.07, which is equal to the fair market value of Aimco’s Common Stock on January 31, 2017 (pursuant to the Amended and Restated Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date).

NEO Compensation for 2017

CEO Compensation. Mr. Considine’s STI for 2017 was based entirely on Aimco’s performance against the seven designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.40 million by 109.49%, which was the Committee’s payout determination having reviewed Aimco’s overall performance on the seven corporate goals and Mr. Considine’s performance on his individual goals. Mr. Considine’s LTI was granted in the form of LTIP units and stock options on January 31, 2017, for the three-year performance period from January 1, 2017, through December 31, 2019, and is entirely at risk, based on relative returns over the performance period. Mr. Considine’s 2017 target compensation and incentive compensation is summarized as follows:

Target Total Compensation ($)	Paid Base ($)	Target Total Incentive Compensation		2017 Incentive Compensation
				STI	LTI
				($)(1)	Time-Based Equity ($)	Performance-Based Equity – LTIP Units ($) (2)	Performance-Based Equity – Stock Options ($) (2)
		STI ($)	LTI ($)
6,125,000	700,000	1,400,000	4,025,000	1,532,860	—	2,012,500	2,012,500

(1)	Amount shown reflects the amount of 2017 STI paid to Mr. Considine.
(2)

Amount shown reflects a 100% payout resulting from achieving “target” performance. Actual payout will be in a range of 0% to 200% of this amount depending on performance results over the forward looking, three-year performance period ending December 31, 2019. The number of units or options that vest, if any, will vest 50% following the end of the three-year performance period and 50% one year later, for a four-year vesting period.

Other NEO Compensation. As noted above, for Messrs. Beldin and Kimmel and Mses. Cohn and Fielding, an allocation of the target STI was made as follows: 50% of the target STI was calculated based on Aimco’s performance against KPI and 50% of the target STI was calculated based on each executive’s achievement of his or her individual MAP goals. As noted above, Aimco’s KPI performance was 109.49%. Accordingly, each executive officer was awarded 109.49% of the portion of his or her STI attributable to KPI (i.e., 50% of the target STI amount shown below).

In determining the MAP achievement component of 2017 STI, Mr. Considine determined that: Mr. Beldin’s MAP achievement would be paid at 100% of target for his contributions to finance, accounting, and tax, and to Aimco’s balance sheet strength; Ms. Cohn’s MAP achievement would be paid at 125% for her leadership over legal matters, insurance, risk management, asset quality and service, commercial/ancillary income, compliance, and human resources; Mr. Kimmel’s MAP achievement would be paid at 150% for his contributions to Aimco’s operating results, including outperformance to peers on Same Store NOI and strong results in customer satisfaction and retention; and Ms. Fielding’s MAP achievement would be paid at 125% for her contributions to value creation in Aimco’s portfolio through redevelopment and to Aimco’s balance sheet. The Committee reviewed Mr. Considine’s determinations. As described in detail beginning on page 43 above, LTI for the NEOs was granted on January 31, 2017, in the form of restricted stock and/or stock options. Target compensation and incentive compensation for 2017 for the other NEOs is summarized as follows:

					2017 Incentive Compensation ($)
			Target Total		STI	LTI
			Incentive Compensation		($)(1)	Time-Based Equity ($) (2)	Performance- Based Equity – Restricted Stock ($) (3)	Performance- Based Equity – Stock Options ($) (3)
	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)
Mr. Beldin	1,550,000	400,000	400,000	750,000	418,980	250,000	450,000	50,000
Ms. Cohn	1,900,000	400,000	500,000	1,000,000	586,225	333,333	666,667	—
Mr. Kimmel	1,450,000	400,000	325,000	725,000	421,671	241,667	483,333	—
Ms. Fielding	1,325,000	400,000	500,000	425,000	586,225	141,667	255,000	28,333

(1)	Amount shown reflects the amount of 2017 STI paid to each of Messrs. Beldin and Kimmel and Mses. Cohn and Fielding.
(2)	Comprises one-third of the LTI target, vesting ratably over four years, and is for the purpose of attracting and retaining key talent integral to the success of Aimco.
(3)

Comprises two-thirds of the LTI target. Amounts shown reflect a 100% payout of the performance-based shares or options resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2017, through December 31, 2019.

Determination Regarding 2015 Performance Share Awards. As part of the 2015 LTI program, the Company granted performance-share awards that might be earned based on relative TSR as compared to the NAREIT Apartment Index (60% weighting) and the REIT Index (40% weighting) over a three-year performance period ending on December 31, 2017, with awards vesting 50% following the end of the three-year performance period (based on attainment of TSR targets) and 50% one year later, for a four-year plan from start to finish. On January 30, 2018, the Committee determined that Aimco’s three-year TSR was 530 basis points higher than the NAREIT Apartment Index and 1,250 basis points higher than the REIT Index for the three-year performance period ending on December 31, 2017, resulting in the maximum number of shares being earned at 200% of target. Accordingly, 50% of the earned shares vested on February 12, 2018, and the remaining 50% of the earned shares will vest on February 12, 2019.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. Aimco did not provide any such awards to the NEOs in 2017.

Post-Employment Compensation and Employment and Severance Arrangements

401(k) Plan

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2017, Aimco matched 25% of participant contributions to the extent of the first 4% of the participant’s eligible compensation. For 2017, the maximum match by Aimco was $2,700, which was the amount that Aimco matched for each of Messrs. Considine, Beldin, and Kimmel and Mses. Cohn and Fielding’s 2017 401(k) contributions. Aimco provided an additional discretionary match in the amount of $400 to all team members in 2018 for Aimco’s achievement of greater than 105% on its 2017 corporate goals. Aimco’s prior year discretionary match was $1,000.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a supplemental executive retirement plan or any other similar arrangements.

Executive Employment Arrangements

On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine (the “2008 Employment Agreement”). On December 21, 2017, Aimco entered into an employment agreement with Mr. Considine (the “2017 Employment Agreement”) to replace the 2008 Employment Agreement. The 2017 Employment Agreement was entered into to reflect current practice and update the terms of Mr. Considine’s employment with the Company. In connection with the execution of the 2017 Employment Agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of the 2017 Employment Agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies. The terms of both the 2008 Employment Agreement and the 2017 Employment Agreement are described below.

2008 Employment Agreement. Mr. Considine’s employment under the 2008 Employment Agreement was for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reached age 70, or 2017. The 2008 Employment Agreement provided for base pay of not less than $600,000, subject to future increase. Mr. Considine was eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which was payable in cash or in equity.

Pursuant to the 2008 Employment Agreement, upon a termination of Mr. Considine’s employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine would have been entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain reductions, including a reduction of the sum by 1/24 for each complete month of employment following his attainment of age 68, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate and full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof. If Mr. Considine’s employment were terminated due to his death, Mr. Considine’s estate would have received any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other LTI awards granted to Mr. Considine would have become immediately fully vested and payable, as applicable, and all outstanding stock option awards would have remained exercisable subject to certain limitations on the term thereof.

Under the 2008 Employment Agreement, Mr. Considine was not entitled to any additional or special payments upon a change in control, except that in the event payments to Mr. Considine were subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine would have been entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments were less than 10% over the permitted limit, Mr. Considine would have been required to reduce his payments to avoid triggering a gross-up payment. At the time the 2008 Employment Agreement was entered into, the limited gross-up payment was intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The 2008 Employment Agreement also contained customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

2017 Employment Agreement. The 2017 employment agreement is for a two-year term. The 2017 Employment Agreement does not provide for an increase to Mr. Considine’s target compensation for 2017. The 2017 Employment Agreement provides for a base salary of $700,000, subject to future increase. Mr. Considine also continues to be eligible to participate in the Company’s performance-based incentive compensation plan with a target annual short-term incentive award opportunity of not less than $1.4 million (the “Target STI”), and a target long-term incentive award opportunity of not less than $4.025 million, both subject to future increase.

Pursuant to the 2017 Employment Agreement, upon termination of Mr. Considine’s employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to: (a) a lump sum cash payment equal to the sum of (i) three times the sum of his base salary at the time of termination, and (ii) the Target STI; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus he would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) immediate and full acceleration of any outstanding unvested equity awards, with all outstanding stock options (including options previously vested) remaining exercisable until the expiration of the applicable option term. In the event of Mr. Considine’s retirement, Mr. Considine will be entitled to: (a) the Prior Year STI; (b) the Pro Rata STI; and (c) accelerated vesting of outstanding and unvested equity awards, if any, that vest solely on a time basis and continued vesting of all outstanding unvested equity awards that vest based on the achievement of performance targets according to actual achievement of the applicable performance targets. If Mr. Considine’s employment is terminated due to his death, Mr. Considine’s estate will receive payment of any earned but unpaid base salary and vested accrued benefits, the Prior Year STI, and the Pro Rata STI, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement.

Under the 2017 Employment Agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control.

The excise tax-gross up payment under the 2008 Employment Agreement was eliminated. In the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of such payments being subject to the excise tax, whichever results in the receipt by Mr. Considine of the greater amount on an after-tax basis.

The 2017 Employment Agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions. The Company also paid Mr. Considine’s reasonable legal fees incurred in connection with negotiating the 2017 Employment Agreement.

None of Messrs. Beldin or Kimmel or Mses. Cohn or Fielding has an employment agreement.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. It has been Aimco’s longstanding practice not to provide excessive severance arrangements.

On February 22, 2018, the Committee adopted a severance policy for executive officers reporting to the CEO. Upon a termination of employment either by Aimco without cause or by the executive officer for good reason, the executive officer will be entitled to a lump sum cash payment equal to the executive’s base salary at the time of termination and the average annual bonus paid to the executive in the most recent three years. If a termination of employment either by Aimco without cause or by the executive officer for good reason occurs in connection with a change in control, the executive officer will be entitled to two times this sum. Upon a termination due to death or disability, the executive will be entitled to a Pro Rata STI.

Non-Competition and Non-Solicitation Agreements

Effective in January 2002 for Mr. Considine, and in connection with their employment and/or promotions by Aimco for Messrs. Beldin and Kimmel and Mses. Cohn and Fielding, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his 2017 Employment Agreement. Pursuant to these agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she would not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the NEOs protect Aimco’s trade secrets and confidential information. For Messrs. Beldin and Kimmel and Mses. Cohn and Fielding, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) non-compete payments in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Equity Award Agreements

Double Trigger Vesting Upon Change in Control. Beginning with the equity grants made in 2015 for compensation year 2014, the award agreements pursuant to which restricted stock, LTI unit and/or stock option awards have been granted to Messrs. Considine, Beldin, and Kimmel and Mses. Cohn and Fielding, as applicable, provide that if (i) a change in control occurs and (ii) the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, in either case, within twelve months following the change in control, then (a) for time-based options and/or restricted stock, all outstanding shares of restricted stock and/or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock and/or LTI unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the truncated performance period ending on the date of the change in control, and all vested options will remain exercisable for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment Due to Death or Disability. Pursuant to the 2017 Employment Agreement, as set forth above, if Mr. Considine’s employment is terminated due to his death or disability, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement. The award agreements pursuant to which restricted stock, LTI unit and/or stock option awards have been granted to Messrs. Considine, Beldin and Kimmel and Mses. Cohn and Fielding, as applicable, provide that upon a termination of employment due to death or disability, then (a) for time-based options and/or restricted stock, all outstanding shares of restricted stock and/or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock and/or LTI unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the date of termination, and all vested options will remain exercisable for the remainder of the term of the option.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. Every year, the Committee and Mr. Considine review Aimco’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Other Executive Vice Presidents	Lesser of 4x base salary or 25,000 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at least three years from the date of exercise.

Each of Messrs. Considine and Kimmel and Mses. Cohn and Fielding exceed the ownership targets established in Aimco’s stock ownership guidelines. Mr. Beldin, promoted to Chief Financial Officer on September 14, 2015, does not yet meet the ownership targets. Mr. Beldin held approximately 23,000 shares at the time of his election to executive officer, now holds 46,408 shares, and is expected to be in compliance by 2019.

Role of Outside Consultants

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2017, the Committee engaged Board Advisory as its independent compensation consultant. At the direction of the Committee, Board Advisory coordinated and consulted with Ms. Cohn and Ms. Johnson regarding executive compensation matters. Board Advisory provided the Committee with an independent view of both market data and plan design. Aimco management has engaged FPL Associates, L.P. (“FPL”) to review Aimco’s executive compensation plan. Neither Board Advisory nor FPL provided other services to the Company. The Committee has assessed the independence of Board Advisory and FPL pursuant to SEC rules and has concluded that they are independent.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on January 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is granted on a date determined by the Committee, typically in late January or in February.

Aimco grants equity in three scenarios: in connection with incentive compensation, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention.

With respect to LTI, the Committee sets the grant date for the restricted stock, LTIP unit, and stock option grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or in February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the Amended and Restated Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Beldin) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Beldin and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

2018 Compensation Targets

Based on comparison to compensation paid to CEOs at Aimco’s peers, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2018 at $6.225 million. Mr. Considine, in consultation with the Committee, set target total compensation (base compensation, STI and LTI) for 2018 for the other NEOs as follows: Mr. Beldin — $1.65 million; Ms. Cohn — $2.0 million; Mr. Kimmel — $1.5 million; and Ms. Fielding — $950,000 plus additional incentive amounts to be earned upon the achievement of specific goals. Aimco performance will determine the amounts paid for 2018 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI granted in January 2018 was in the form of restricted stock, LTIP units and/or stock options.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held six meetings during fiscal year 2017. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: February 22, 2018

THOMAS L. KELTNER (CHAIRMAN)

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

MICHAEL A. STEIN

NINA A. TRAN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, and the three other most highly compensated executives in 2017, for the years 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Terry Considine —
Chairman of the Board of Directors, President and Chief Executive Officer	2017	700,000	—	2,102,139(5)	2,012,510(5)	1,532,860	3,100	6,350,609
	2016	600,000	—	2,013,191	1,912,506	1,469,640	3,650	5,998,987
	2015	600,000	—	5,104,785	1,662,554	1,566,600	3,835	8,937,774

Paul Beldin —
Executive Vice President and Chief Financial Officer	2017	400,000	—	720,919(6)	50,002(6)	418,980	3,100	1,593,001
	2016	350,000	—	809,264	90,007	476,823	3,650	1,729,744
	2015	273,565	—	131,520	—	292,721	3,835	701,641

Lisa R. Cohn —
Executive Vice President, General Counsel and Secretary	2017	400,000	—	1,031,164(7)	—	586,225	3,100	2,020,489
	2016	400,000	—	783,826	—	681,175	3,650	1,868,651
	2015	400,000	—	1,337,931	—	561,100	3,835	2,302,866

Keith Kimmel —
Executive Vice President of Property Operations	2017	400,000	—	747,611(8)	—	421,671	3,100	1,572,382
	2016	350,000	—	681,360	72,502	674,818	3,650	1,782,330
	2015	325,000	—	754,765	—	350,688	3,835	1,434,288

Patti Fielding —
Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners(9)	2017	400,000	—	363,542(10)	28,338(10)	638,725	3,100	1,433,705

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For each of Messrs. Considine and Kimmel and Ms. Cohn, the amounts shown for compensation year 2015 are attributable to LTI in respect of both compensation years 2014 and 2015, due to Aimco’s transition in 2015 from a backward looking LTI plan to a forward looking LTI plan. For Mr. Beldin, the amounts shown for compensation year 2016 are attributable to LTI in respect of both compensation years 2015 and 2016, due to Mr. Beldin’s transition from a backward looking LTI plan for 2015 to a forward looking plan in 2016 in connection with his promotion to CFO in September 2015. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2017, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017.

The amounts shown in this column for 2017 include the grant date fair value of the performance-based restricted stock awards or LTIP unit award, as applicable, granted in 2017 based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $46.21 per unit for the LTIP unit award granted to Mr. Considine and $46.39 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and

Kimmel and Mses. Cohn and Fielding that are based on relative TSR performance, and, solely with respect to Ms. Fielding, $44.30 per share for the performance-based restricted stock award that is based on the achievement of redevelopment objectives. The grant date fair value of the LTIP unit award, assuming achievement at the maximum level of performance, is $4,009,576 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards that are based on relative TSR performance, assuming achievement at the maximum level of performance, is $896,560 for Mr. Beldin, $1,328,270 for Ms. Cohn, $963,018 for Mr. Kimmel, and $254,108 for Ms. Fielding. The grant date fair value of the performance-based restricted stock award that is based on the achievement of redevelopment objectives is $110,704 for Ms. Fielding.

(2)

This column represents the aggregate grant date fair value of the option awards in the year granted computed in accordance with FASB ASC Topic 718. The amount shown for compensation year 2015 is attributable to compensation year 2014. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2017, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017.

The amounts shown in this column for 2017 include the grant date fair value of the performance-based stock options granted in 2017 based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $11.39 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $4,025,021 for Mr. Considine, $100,004 for Mr. Beldin, and $56,677 for Ms. Fielding.

(3)

For 2017, the amounts shown for Messrs. Considine, Beldin and Kimmel and Ms. Cohn represent the 2017 STI amounts that were paid on February 28, 2018. For Ms. Fielding, the amount shown equals the sum of $586,225, representing the STI bonus that was paid to her on February 28, 2018, and $52,500, representing a payout in 2017 pursuant to prior year long-term cash grants.

(4)	Represents discretionary matching contributions under Aimco’s 401(k) plan.

(5)

Equity awards for Mr. Considine in 2017 include a 2017 LTI award consisting of 45,491 performance-based LTIP units and a performance-based non-qualified stock option to purchase 176,691 shares, in each case, for the forward looking, three-year performance period from January 1, 2017 through December 31, 2019, with the number of units or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(6)

Equity awards for Mr. Beldin in 2017 include the following: (i) a 2017 LTI award consisting of 5,651 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) a 2017 LTI award consisting of 10,172 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 4,390 shares, in each case, for the forward looking, three-year performance period from January 1, 2017, through December 31, 2019, with the number of shares or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(7)

Stock awards for Ms. Cohn in 2017 include a 2017 LTI award consisting of the following: (i) 7,535 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) 15,070 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2017, through December 31, 2019, with the number of shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(8)

Stock awards for Mr. Kimmel in 2017 include a 2017 LTI award consisting of the following: (i) 5,463 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) 10,926 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2017, through December 31, 2019, with the number of shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(9)

Effective January 1, 2018, Ms. Fielding was named Executive Vice President, Treasurer and Debt & President, Aimco Investment Partners. Ms. Fielding was not a named executive officer of the Company for 2016 or 2015.

(10)

Equity awards for Ms. Fielding in 2017 include the following: (i) a 2017 LTI award consisting of 3,203 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) a 2017 LTI award consisting of 2,883 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 2,488 shares, in each case, based on relative TSR performance for the forward looking, three-year performance period from January 1, 2017, through December 31, 2019, with the number of shares or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later; and (iii) a portion of the 2016 LTI award relating to redevelopment objectives for the 2016 performance year consisting of 1,256 shares of performance-based restricted stock that may be earned based on the achievement of redevelopment objectives for the forward looking, three-year performance period from January 1, 2016, through December 31, 2018, with the number of shares earned, if any, vesting 50% on the later of the third anniversary of the grant date and the date performance is determined (but no later than March 15, 2019) and 50% on the fourth anniversary of the grant date.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards Number of Securities Underlying Options(4)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
Terry Considine	1/30/2017	700,000	1,400,000	2,800,000
	1/31/2017				22,746	45,491	90,982						2,102,139
	1/31/2017								88,346	176,691	353,382	44.07	2,012,510
Paul Beldin	1/30/2017	200,000	400,000	800,000
	1/31/2017							5,651					249,040
	1/31/2017				5,086	10,172	20,344						471,879
	1/31/2017								2,195	4,390	8,780	44.07	50,002
Lisa R. Cohn	1/30/2017	250,000	500,000	1,000,000
	1/31/2017							7,535					332,067
	1/31/2017				7,535	15,070	30,140						699,097
Keith Kimmel	1/30/2017	162,500	325,000	650,000
	1/31/2017							5,463					240,754
	1/31/2017				5,463	10,926	21,852						506,857
Patti Fielding	1/30/2017	250,000	500,000	1,000,000
	1/31/2017							3,203					141,156
	1/31/2017				1,442	2,883	5,766						133,742
	1/31/2017								1,244	2,488	4,976	44.07	28,338
	4/19/2017				628	1,256	2,512						88,644

(1)

On January 30, 2017, the Committee made determinations of target total incentive compensation for 2017 based on achievement of Aimco’s seven corporate goals for 2017, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $5.425 million; Mr. Beldin — $1.15 million; Ms. Cohn — $1.5 million; Mr. Kimmel — $1.05 million; and Ms. Fielding — $925,000. The awards in this column indicate the 2017 STI portion of these target total incentive amounts — at threshold, target and maximum performance levels. The actual 2017 STI awards earned by each of Messrs. Considine, Beldin and Kimmel and Mses. Cohn and Fielding are as disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See the discussion above under “CD&A — Total Compensation for 2017 — Short-Term Incentive Compensation for 2017.”

(2)

For each of Messrs. Considine, Beldin and Kimmel and Ms. Cohn the amounts in this column include the number of shares underlying performance-based LTIP units (in the case of Mr. Considine) or performance-based restricted stock (in the case of Messrs. Beldin and Kimmel and Ms. Cohn) granted on January 31, 2017 pursuant to their 2017 LTI award that may be earned – at threshold, target and maximum performance levels – based on relative TSR (60% of each award is based on the Company’s TSR relative to the NAREIT Apartment Index and 40% of each award is based on the Company’s TSR relative to the REIT Index) over a three-year period from January 1, 2017 to December 31, 2019, with the number of units or shares earned, if any, vesting 50% on the later of the third anniversary of the grant date or the date on which performance is determined (but no later than March 15, 2020), and 50% on the fourth anniversary of the grant date. Solely with respect to Ms. Fielding, the amounts shown in this column include (i) the portion of her 2017 LTI award which is based on relative TSR performance as described above and (ii) the portion of her 2016 LTI award comprised of performance-based restricted stock that may be earned — at threshold, target and maximum performance levels — based on the achievement of redevelopment objectives for the performance year ending on December 31, 2018, and to the extent those objectives are achieved for such performance year, the earned award will be subject to time-based vesting with 50% vesting on the later of the third anniversary of the grant date and the date performance is determined (but no later than March 15, 2019) and the remaining 50% vesting on the fourth anniversary of the grant date.

(3)

The amounts in this column reflect the number of shares of time-based restricted stock granted pursuant to the 2017 LTI award, vesting 25% on each anniversary of the grant date. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $44.24.

(4)

The amounts in this column reflect the number of performance-based non-qualified stock options granted pursuant to the 2017 LTI award that may vest — at threshold, target and maximum performance levels — based on relative TSR (60% of each award is based on the Company’s TSR relative to the NAREIT Apartment Index and 40% of each award is based on the Company’s TSR relative to the REIT Index) over a three-year period from January 1, 2017 to December 31, 2019, with the number of underlying shares earned, if any, vesting 50% on the later of the third anniversary of the grant date or the date on which performance is measured (but no later than March 15, 2020) and 50% on the fourth anniversary of the grant date.

(5)

This column represents the aggregate grant date fair value of equity awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017.

The amounts shown in this column include the grant date fair value of the performance-based restricted stock awards or LTIP unit awards, as applicable, based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $46.21 per unit for the LTIP unit awards granted to Mr. Considine and $46.39 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and Kimmel and Mses. Cohn and Fielding that are based on relative TSR performance, and, solely with respect to Ms. Fielding $44.30 per share for the performance-based restricted stock award that is based on the achievement of redevelopment objectives. The grant date fair value of the LTIP unit awards, assuming achievement at the maximum level of performance, is $4,009,577 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards that are based on relative TSR performance, assuming achievement at the maximum level of performance, is $896,560 for Mr. Beldin, $1,328,270 for Ms. Cohn, $963,018 for Mr. Kimmel, and $254,108 for Ms. Fielding. The grant date fair value of the performance-based restricted stock award that is based on the achievement of redevelopment objectives is $110,704 for Ms. Fielding.

The amounts shown in this column include the grant date fair value of the performance-based stock options based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $11.39 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $4,025,020 for Mr. Considine, $100,004 for Mr. Beldin, and $56,676 for Ms. Fielding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2017, for the NEOs. The table also shows unvested and unearned stock awards assuming a market value of $43.71 per share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 29, 2017).

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Terry Considine					88,346	(2)	44.07	1/31/2027				22,746	(3)	994,228
					384,809	(4)	38.73	1/26/2026				101,702	(5)	4,445,394
	119,265	(6)	119,265	(6)			39.05	2/12/2025	172,325	(7)	7,532,326
									21,542	(8)	941,601
									22,007	(9)	961,926

Paul Beldin					2,195	(2)	44.07	1/31/2027				5.086	(10)	222,309
					18,109	(4)	38.73	1/26/2026				16,485	(5)	720,559
	3,644						8.92	2/3/2019	5,651	(11)	247,005
									5,364	(12)	234,460
									3,989	(12)	174,359
									1,684	(8)	76,608
									836	(9)	36,542

Lisa R. Cohn												7,535	(10)	329,355
												26,589	(5)	1,162,205
									29,024	(7)	1,268,639
									7,535	(11)	329,355
									4,986	(12)	217,938
									1,814	(8)	79,290
									7,937	(8)	346,926
									4,054	(9)	177,200

Keith Kimmel					14,588	(4)	38.73	1/26/2026				5,463	(10)	238,788
												21,848	(5)	954,976
									17,622	(7)	770,258
									5,463	(11)	238,788
									4,820	(12)	210,682
									1,102	(8)	48,168
									4,082	(8)	178,424
									3,707	(9)	162,033
									1,352	(9)	59,096

Patti Fielding					1,244	(2)	44.07	1/31/2027				961	(13)	42,005
												1,442	(10)	63,030
									2,001	(14)	87,464	1,884	(15)	82,350
												7,534	(5)	329,311
												3,546	(16)	154,996
									13,475	(7)	588,992
									3,203	(11)	140,003
									1,773	(12)	77,498
									2,826	(12)	123,524
									843	(8)	36,848
									1,512	(8)	66,090
									773	(9)	33,788

(1)

Amounts reflect the number of shares subject to the award that have not vested multiplied by the market value of $43.71 per share, which was the closing market price of Aimco’s Common Stock on December 29, 2017.

(2)

This option was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at threshold.

(3)

This LTIP unit award was granted on January 31, 2017 and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at threshold.

(4)

This option was granted on January 26, 2016, and, subject to relative TSR metrics, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(5)

This restricted stock award was granted on January 26, 2016 and, subject to relative TSR metrics, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(6)	This option was granted on February 12, 2015, and vests 25% on each anniversary of the grant date.
(7)

This performance-based restricted stock award was granted on February 12, 2015. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2015, through December 31, 2017, of which 50% vested on February 12, 2018, and the remaining 50% will vest on February 12, 2019, as described earlier in this proxy.

(8)	This restricted stock award was granted on February 12, 2015, and vests 25% on each anniversary of the grant date.
(9)	This restricted stock award was granted on January 27, 2014, and vested 25% on each anniversary of the grant date.
(10)

This performance-based restricted stock award was granted on January 31, 2017 and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at threshold.

(11)	This restricted stock award was granted on January 31, 2017, and vests 25% on each anniversary of the grant date.
(12)	This restricted stock award was granted on January 26, 2016, and vests 25% on each anniversary of the grant date.
(13)

This performance-based restricted stock award was granted on January 31, 2017, subject to achievement of certain redevelopment related objectives, vests 50% following the end of the three year forward looking performance period from January 1, 2017, through December 31, 2019, and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at threshold.

(14)

This performance-based restricted stock award was granted on April 19, 2017, with vesting determined according to achievement of redevelopment-related objectives for each of the applicable performance years. The amount shown is the actual amount achieved for the portion of the award relating to the 2016 performance year, which vests 50% following the end of the three-year forward looking performance period, and 50% on the fourth anniversary of the grant date.

(15)

This performance-based restricted stock award was granted on January 26, 2016, with vesting determined according to redevelopment-related objectives. To the extent the extent the objectives are achieved for each of the applicable performance years, this award vests 50% following the end of the three-year forward looking performance period, and 50% on the fourth anniversary of the grant date. The amount shown is the target amount for the portion of the award relating to the 2017 performance year and the threshold amount for the portion of the award relating to the 2018 performance year, which, to the extent earned for each applicable year, will vest 50% following the end of the three-year forward looking performance period, and 50% on the fourth anniversary of the grant date.

(16)

This performance-based restricted stock award was granted on January 26, 2016, with vesting determined according to redevelopment-related objectives. To the extent the extent the objectives are achieved for each of the performance years, this award vests 20% on January 26, 2017, 20% on January 26, 2018, and 60% on January 26, 2019.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2017, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Terry Considine	202,429	7,097,161	62,647	2,790,557
Paul Beldin	—	N/A	5,894	262,798
Lisa R. Cohn	—	N/A	16,094	720,153
Keith Kimmel	—	N/A	11,090	500,042
Patti Fielding	—	N/A	5,268	235,407

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The NEOs are entitled to certain severance payments and benefits upon a qualifying termination of employment or, in the case of a change in control, double trigger accelerated vesting of equity awards in the event of a qualifying termination of employment that occurs within one year following a change in control. These terms of these arrangements are described under “CD&A — Post-Employment Compensation and Employment and Severance Arrangements — Executive Employment Arrangements, Executive Severance Arrangements and Equity Award Agreements” above.

In the table that follows, potential payments and other benefits payable upon termination of employment and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2017. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ separation from Aimco. The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2017.

	Value of Accelerated Stock and Stock Options ($)(1)ted Stock and Stock Options ($)(1)					Severance ($)
Name	Change in Control Only	Double Trigger Change in Control	Death or Disability	Termination Without Cause	Termination With Good Reason	Death	Disability	Termination Without Cause	Termination For Good Reason	Non- Compete Payments ($)(2)
Terry Considine	—	17,946,087	17,946,087	17,946,087	17,946,087	—	3,523,286(3)(4)	3,523,286(4)	3,523,286(4)	—
Paul Beldin	—	1,970,952	1,970,952	—	—	—	—	—	—	533,333
Lisa R. Cohn	—	4,167,972	4,167,972	—	—	—	—	—	—	533,333
Keith Kimmel	—	3,108,731	3,108,731	—	—	—	—	—	—	533,333
Patti Fielding	—	1,947,254	1,947,254	—	—	—	—	—	—	533,333

(1)	Amounts reflect value of accelerated restricted stock, LTIP units, and options using the closing market price on December 29, 2017, of $43.71 per share.
(2)

Amounts assume the agreements were enforced by the Company and that non-compete payments in an aggregate amount equal to two-thirds of the executive’s monthly base salary would be payable for 24 months following the executive’s termination of employment by the Company without cause.

(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.
(4)

Amount consists of a lump sum cash payment equal to (a) three times the sum of Mr. Considine’s base salary or $2.1 million, (b) Mr. Considine’s target STI of $1.4 million, and (c) 24 months of medical coverage reimbursement at an estimated amount of $23,286.

CHIEF EXECUTIVE OFFICER COMPENSATION AND EMPLOYEE COMPENSATION

We believe that executive pay should be internally consistent and equitable to motivate our team members to create shareholder value. In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. The disclosure is required for fiscal years beginning on or after January 1, 2017. The annual total compensation for 2017 for Mr. Considine, our CEO, was $6,350,609, as reported under the heading “Summary Compensation Table.” Our median employee’s total compensation for 2017 was $57,047. As a result, we estimate that Mr. Considine’s 2017 total compensation was approximately 111 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2017 total compensation, consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2017) and other incentive payments for all individuals who were employed by the Company on December 31, 2017, other than our CEO. We included all active employees and annualized the compensation for any employees who were not employed by the Company for the full 2017 calendar year. After identifying the median employee based on 2017 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2017 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)
Equity compensation plans approved by security holders	1,046,205	$40.50	8.2 years	423,209
Equity compensation plans not approved by security holders	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits. Since the beginning of 2017, there were no related person transactions that required review under the policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2017, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2017, all filing requirements were complied with by its executive officers and directors with three exceptions as follows: (1) Ms. Fielding had inadvertently activated a dividend reinvestment feature of her investment account, which resulted in two Forms 4 for dividend reinvestments being filed approximately five and a half and one and a half months late, respectively; and (2) due to a ministerial error by the administrative staff of Aimco, a Form 4 for Ms. Nelson was filed a day late.

Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2019 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 16, 2018, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before October 17, 2018, or after November 16, 2018. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2019 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before January 1, 2019, or after January 31, 2019.

Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Proxy Statement is dated March 8, 2018. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March 8, 2018

Denver, Colorado

EXHIBIT A

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

SECOND AMENDED AND RESTATED 2015 STOCK AWARD AND INCENTIVE PLAN

(As amended and restated effective as of February 22, 2018)

Apartment Investment and Management Company, a Maryland corporation, has adopted the Apartment Investment and Management Company Second Amended and Restated 2015 Stock Award and Incentive Plan (the “Plan”) for the benefit of eligible employees, consultants, advisors and directors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries (each as defined below).

ARTICLE 1

Purpose of Plan; Definitions

1.1         Purpose. The purpose of the Plan is to reinforce the long-term commitment to the Company’s success of those officers (including officers who are directors of the Company), employees, independent directors, consultants and advisors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; and to assist the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries in attracting and retaining officers and employees, directors and consultants and advisors with experience and ability.

1.2         Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)         “Administrator” means the Board, or if the Board does not administer the Plan, the Committee in accordance with Article 2.

(b)         “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

(c)         “Award” means any of the following granted under the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Other Incentive Awards, Cash-Based Awards or LTIP Unit, and any combination of the foregoing.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Cash-Based Award” means an Award granted pursuant to Article 8.

(f)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(g)         “Committee” means the Compensation and Human Resources Committee of the Board. If at any time the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

(h)         “Company” means Apartment Investment and Management Company, a Maryland corporation (or any successor corporation).

(i)         “Company Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation that is then a Company Subsidiary.

(j)         “Company Subsidiaries” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Except with respect to Incentive Stock Options, “Company Subsidiary” shall also mean any partnership in which the Company and/or any Company Subsidiary owns more than fifty percent (50%) of the capital or profits interests; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

(k)         “Deferred Stock” means an award made pursuant to Article 7 below of the right to receive Stock at the end of a specified deferral period.

(l)         “Effective Date” shall mean the date provided pursuant to Article 12.

(m)        “Eligible Persons” means any person eligible to participate in the Plan pursuant to Section 4.1 including Independent Directors.

(n)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o)         “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder (i) if the shares of Stock are admitted to trading on a national securities exchange, fair market value of the shares of Stock on any date shall be the closing sale price reported for the shares of Stock on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (ii) if the shares of Stock are admitted to quotation on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System or other comparable quotation system and have been designated as a National Market System (“NMS”) security, fair market value of the shares of Stock on any date shall be the closing sale price reported for the shares of Stock on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the shares of Stock are admitted to quotation on the Nasdaq System but have not been designated as an NMS security, fair market value of the shares of Stock on any date shall be the average of the highest bid and lowest asked prices of the shares of Stock on such system on such date or, if no bid and ask prices were reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(p)         “Incentive Stock Option” means any Stock Option intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)         “Independent Director” means a member of the Board who is not a Company Employee or a Partnership Employee.

(r)         “LTIP Unit” means an “LTIP Unit” of the Partnership (as defined in the Partnership Agreement) that is granted under Section 7.1 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

(s)          “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

(t)         “Other Incentive Award” shall mean an Award denominated in, linked to or derived from shares of Stock or value metrics related to shares of Stock, granted pursuant to Section 7.4 hereof.

(u)         “Participant” means any Eligible Person, or any consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary selected by the Administrator, pursuant to the Administrator’s authority in Article 2 below, to receive grants of Stock Options, Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing.

(v)         “Partnership” means AIMCO Properties, L.P., a Delaware limited partnership.

(w)         “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P. (as amended from time to time).

(x)         “Partnership Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership, or any entity that is then a Partnership Subsidiary.

(y)         “Partnership Subsidiary” means any partnership or limited liability company in any unbroken chain of partnerships or limited liability companies beginning with the Partnership if each of the partnerships or limited liability companies other than the last partnership or limited liability company in the unbroken chain then owns more than fifty percent (50%) of the capital or profits interests in one of the other partnerships or limited liability companies. “Partnership Subsidiary” shall also mean any corporation in which the Partnership and/or any Partnership Subsidiary owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

(z)         “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(aa)         “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) customer retention; (xxvi) sales-related goals; (xxvii) comparisons with other stock market indices; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) team member satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; (xxxiv) year-end cash, (xxxv) inventory, (xxxvi) inventory turns, (xxxvii) net inventory turns, (xxxviii) balance sheet measures, (xxxix) portfolio quality. (xl) adjusted funds from operations, (xli) customer traffic, (xlii) accounts payable to inventory ratio, (xliii) team member retention; (xlv) capital expenditures; (xlvi) average occupancy; (xlvii) year-end occupancy; (xlviii) property operating expense savings; or (xlix) leasing goals, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii)    items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may designate additional Performance Criteria on which Performance Goals may be based, and may adjust, modify, or amend Performance Criteria.

(bb)         “Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an affiliate, a subsidiary, a division or business unit, or one or more individuals. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

(cc)         “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(dd)         “Performance Share” means an award of shares of Stock pursuant to Article 7 that is subject to restrictions based upon the attainment of specified performance objectives determined by the Committee.

(ee)         “Predecessor Plan” means the Company’s 2007 Stock Award and Incentive Plan.

(ff)         “Restricted Stock” means an award granted pursuant to Article 7 of shares of Stock subject to certain restrictions.

(gg)         “Stock” means the Class A Common Stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any warrants, options or other rights to purchase Class A Common Stock. Debt securities of the Company convertible into Class A Common Stock shall be deemed equity securities of the Company.

(hh)         “Stock Appreciation Right” means the right pursuant to an award granted under Article 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

(ii)         “Stock Option” means any option to purchase shares of Stock granted pursuant to Article 5.

(jj)         “Stock Ownership Limit” means the restrictions on ownership and transfer of Stock provided in Section 3.4 of the Company’s Charter.

ARTICLE 2

Administration

2.1         Administrator. The Plan shall be administered by the Board or by a Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board. To the extent necessary and desirable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code, Rule 16b-3 under the Exchange Act and the applicable stock exchanges.

2.2         Duties and Powers of Administrator. The Administrator shall have the power and authority to grant to Eligible Persons, pursuant to the terms of the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Other Incentive Awards, LTIP Units, Cash-Based Awards and any combination of the foregoing. In particular, the Administrator shall have the authority to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder and in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or desirable; and to otherwise supervise the administration of the Plan. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.

2.3         Delegation of Authority. The Administrator may in his sole and absolute discretion delegate to the Chief Financial Officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Administrator under this Plan, other than the authority to (a) make grants under this Plan to employees who are “officers” of the Company within the meaning of Rule 16(a)-1(b) of the Exchange Act or whose total compensation is required to be reported to the Company’s stockholders under the Exchange Act, (b) determine the price, timing or amount of such grants or (c) determine any other matter required by Rule 16b-3 or Section 162(m) of the Code to be determined in the sole and absolute discretion of the Administrator. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE 3

Stock Subject to Plan

3.1         Number and Source of Shares. The total number of shares of Stock reserved and available for issuance under the Plan shall be five million (5,000,000) shares. Such shares of Stock may consist, in whole or in part, of treasury shares, authorized and unissued shares or shares of Stock reacquired by the Company. All grants of awards outstanding under the Predecessor Plan continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Stock thereunder. If any shares of

Stock subject to an award granted hereunder or under the Predecessor Plan are forfeited, cancelled, exchanged or surrendered or if an award granted hereunder or under the Predecessor Plan terminates or expires without a distribution of shares of Stock to the Participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares shall again be available for awards under the Plan, up to, in the case of awards that were granted under the Predecessor Plan, a maximum of 700,000 shares of Stock. If shares of Stock are surrendered or withheld as payment of either the exercise price of an award granted hereunder or under the Predecessor Plan and/or withholding taxes in respect of such an award, such shares of Stock shall not be returned to the Plan and shall not be available for future awards under the Plan. Upon the exercise of any award granted in tandem with any other award, such related award shall be cancelled to the extent of the number of shares of Stock as to which the award is exercised and, notwithstanding the foregoing, such number of shares of Stock shall no longer be available for awards under the Plan. Upon the exercise of a Stock Appreciation Right, the number of shares of Stock reserved and available for issuance under the Plan shall be reduced by the full number of shares of Stock with respect to which such award is being exercised. Each LTIP Unit issued pursuant to an Award shall be treated as a share of Stock for purposes of calculating the aggregate number of shares of Stock available for issuance under the Plan as set forth in this Section 3.1 and for purposes of calculating the award limits set forth in Sections 3.3 and 3.4 hereof.

3.2         Limit on Incentive Stock Option Grants. In no event will more than 1.5 Million (1,500,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options, subject to adjustment as provided in this Article 3.

3.3         Limitation on Individual Grants. Notwithstanding any provision in the Plan to the contrary, to the extent required to comply with Section 162(m):

(a)         the aggregate number of shares of Stock subject to Stock Options and Stock Appreciation Rights awarded to any one Participant during any calendar year may not exceed 1,000,000 shares of Stock;

(b)         the aggregate number of shares of Stock subject to Awards other than Stock Options and Stock Appreciation Rights (excluding Awards referenced in Section 3.3(c) below) awarded to any one Participant during any calendar year may not exceed 1,000,000 shares of Stock, respectively; and

(c)         the aggregate amount of compensation to be paid to any one Participant in respect to all Awards that are intended to constitute Performance-Based Compensation denominated in cash in any calendar year is $14,000,000.

3.4         Limitation on Director Grants. Notwithstanding anything herein to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of any Award granted to any Independent Director of the Company during any single calendar year, taken together with any cash fees paid to such person during such calendar year shall not exceed $750,000.

3.5         Adjustment of Awards. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (a) the kind and aggregate number of shares reserved for issuance under the Plan, (b) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, (c) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares and (d) the kind and number of LTIP Units pursuant to awards of LTIP Units to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value shall be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made respecting awards hereunder as may be determined by the Administrator, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company in connection with Stock Appreciation Rights awarded under the Plan. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor; provided, that if the exercise price of any outstanding award is equal to or greater than the Fair Market Value of the Stock, cash or other property covered by such award, the Administrator may cancel such award without the payment of any consideration to the Participant.

ARTICLE 4

Eligibility

4.1         General Provisions. Subject to Section 3.1 and the Stock Ownership Limit, officers (including officers who are directors of the Company), employees and Independent Directors of, and consultants and advisors to the Company, any Company Subsidiary, the Partnership and any Partnership Subsidiary who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, any Company Subsidiary and any Partnership Subsidiary, shall be eligible to be granted awards under the Plan. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Persons, consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.

ARTICLE 5

Stock Options

5.1         Option Awards. Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

5.2         Types of Options. The Stock Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Non-Qualified Stock Options. The Administrator shall have the authority to grant (x) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) to Company Employees and (y) Non-Qualified Stock Options (with or without Stock Appreciation Rights) to Partnership Employees, and persons who are Independent Directors, consultants or advisors to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one Stock Option may be granted to the same optionee and be outstanding concurrently hereunder.

5.3         Terms and Conditions of Options. Stock Options granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a)         Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on such date. If a Company Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Company Subsidiary or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than one hundred and ten percent (110%) of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

(b)         Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted; provided that if a Company Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant.

(c)         Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

5.4         Termination of Employment or Service. If an optionee’s employment with or service as a director of or consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary terminates by reason of death, disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable award agreement, or as otherwise determined by the Administrator.

5.5         Loans. To the extent permitted by applicable law, the Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (a) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (b) be subject to the terms and conditions set forth in this Section 5.5 and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine; provided that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction; and provided further, that no loan may be made to an executive officer or director of the Company or that would otherwise be in violation of any law.

5.6         Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Company Subsidiaries become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

5.7         Nontransferability of Stock Options. Pursuant to Section 13.6 of the Plan, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, provided that, the

Administrator may, in its sole discretion but subject to Section 13.6 of the Plan, provide for the transferability of Stock Options under such terms and conditions as the Administrator shall determine and set forth in the Agreement evidencing such award. Notwithstanding the foregoing, unless permitted by the provisions of Section 422 of the Code, no Stock Option shall be treated as an Incentive Stock Option unless it is at all times subject to the nontransferability provisions of Section 13.6 of the Plan.

ARTICLE 6

Stock Appreciation Rights

6.1         Grant of Rights. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Related Rights”) either at or after the time of the grant of such Stock Option. Subject to the provisions of Section 409A of the Code, in the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

6.2         Termination of Rights. A Related Right or applicable portion thereof granted in conjunction with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Related Right.

6.3         Exercise of Rights.

(a)         Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of shares of Stock in respect of which the Free Standing Right is being exercised, with the Administrator having the right to determine the form of payment.

(b)         A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the exercise price specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Right is being exercised, with the Administrator having the right to determine the form of payment. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

6.4         Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time-to-time by the Administrator; provided, however, that no Stock Appreciation Right shall be exercisable more than ten (10) years after the date such Stock Appreciation Right is granted.

6.5         Termination of Employment or Service. In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

ARTICLE 7

Restricted Stock, Deferred Stock, Performance Shares, LTIP Units and Other Incentive Awards

7.1         General. Restricted Stock, Deferred Stock, Performance Share or LTIP Unit awards may be issued either alone or in addition to other awards granted under the Plan. Without limiting the foregoing, the Administrator is authorized to grant LTIP Units to a Participant in such amounts and subject to such terms and conditions as may be selected by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.    LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability (including by redemption or conversion), as the Administrator may impose. To the extent permitted by applicable law, in the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5.5 with respect to the exercise of Stock Options.

7.2         Award Agreements. The prospective recipient of a Restricted Stock, Deferred Stock, Performance Share or LTIP Unit award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and delivered a fully executed copy thereof to the Company, within such period as the Administrator may specify after the award date.

7.3         Book Entry. The Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.4         Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to a Participant, which Awards may cover shares of Stock or the right to purchase shares of Stock or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of Stock, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator.

7.5         Restrictions and Conditions. The Restricted Stock, Deferred Stock, Performance Share and LTIP Unit awards granted pursuant to this Article 7 shall be subject to the following restrictions and conditions as determined by the Committee:

(a)         Restrictions on Transfer. Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement, LTIP Unit award agreement or other award agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares, Deferred Stock or LTIP Units awarded under the Plan; provided that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service, death or “disability” or the occurrence of a “change in control” (each as defined in the agreement evidencing such award).

(b)         Termination of Employment or Service. The rights of holders of Restricted Stock, Deferred Stock, Performance Share and LTIP Unit awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the award agreement, as appropriate, governing such awards.

ARTICLE 8

Cash-Based Awards

8.1         The Administrator is authorized to grant Cash-Based Awards to a Participant and to determine whether such Cash-Based Awards shall be Performance-Based Compensation per Article 10 of this Plan. The value of Cash-Based Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.2         Without limiting Section 8.1 hereof, the Administrator may grant Cash-Based Awards to a Participant in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 10 hereof.

ARTICLE 9

Amendment and Termination; No Repricing ; Section 409A; Minimum Vesting

9.1         Amendment of the Plan. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant’s consent. No such action of the Board, unless taken with the approval of the stockholders of the Company, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

9.2         Amendment of Awards; No Repricing. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his or her consent. Notwithstanding the foregoing or any other provision of the Plan, the Administrator may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted, “underwater” Stock Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Stock Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Stock Option or Stock Appreciation Right and granting either replacement Stock Options or Stock Appreciation Rights having a lower exercise price; or other Awards or cash in exchange; or (iii) repurchasing the underwater Stock Options or Stock Appreciation Rights. For purposes of this Section 9.2, a Stock Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Stock is less than the exercise price of the Stock Option or Stock Appreciation Right.

9.3         Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, then the Plan and any agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. In the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and any Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

9.4         Minimum Vesting. No Award shall vest prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1 may be granted under the Plan without regard to such minimum vesting provision.

ARTICLE 10

Provisions Applicable to Awards Intended to Qualify as Performance-Based Compensation

10.1        Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Participant that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 10 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Participants that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 10 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

10.2        Applicability. The grant of an Award to a Participant for a particular Performance Period shall not require the grant of an Award to such Participant in any subsequent Performance Period and the grant of an Award to any one Participant shall not require the grant of an Award to any other Participant in such period or in any other period.

10.3        Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Participants, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Goals, and (d) specify the relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

10.4        Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or a Company Subsidiary throughout the applicable Performance Period. Performance Awards shall be paid, unless otherwise determined by the Committee, no later than 2  1⁄2 months after the tax year in which the Performance Award vests, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

10.5        Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to a Participant and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 11

Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 12

General Provisions

12.1        Representations. The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates or book entry for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

12.2        Legends. All certificates or book entries for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates or book entries to make appropriate reference to such restrictions.

12.3        Other Plans; No Guarantee of Engagement. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any director, employee, consultant or advisor of the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary any right to continued employment with or service as a director to the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary to terminate the employment or service of any of its directors, employees, consultants or advisors at any time.

12.4        Withholding Requirements. Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary (as the case may be), or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign income taxes and payroll taxes of any kind required by law to be withheld (as determined without regard to any potential application of Section 83(c)(3) of the Code). The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by paying cash, by electing to have the Company withhold from delivery of shares of Stock or by delivering already owned unrestricted shares of Stock, in each case, having a value not exceeding the applicable amount of tax required to be withheld, or, if applicable, such other withholding amount as mutually agreed upon by the Company and the Participant (provided, in the case of any Participant who is an officer or director of the Company or whose transactions in the Stock are subject to Section 16 of the Exchange Act, such other amount is approved in advance by the Committee). The number of shares of Stock which may be so withheld shall be valued at their Fair Market Value on the date of withholding or, in the sole discretion of the Company (determined in the case of any Participant who is an officer or director of the Company or whose transactions in the Stock are subject to Section 16 of the Exchange Act, solely by the Committee), the date immediately prior to the date that taxes are required to be withheld. Fractional share amounts shall be settled in cash.

12.5        No Liability. No member of the Board or the Committee, or any director, officer or employee of the Company, and Company Subsidiary, the Partnership or any Partnership Subsidiary shall be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person so long as such person is not determined to be guilty by a final adjudication of willful misconduct with respect to such determination, action or failure to act.

12.6        Indemnification. No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 13

Miscellaneous

13.1        Compliance With Laws.

(a)         The obligation of the Company to sell or deliver Stock with respect to any award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)         Each award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an award or the issuance of Stock, no such award shall be granted, payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c)         In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such grantee is acquired for investment only and not with a view to distribution. The obligation of the Company to make payment of awards in Stock, LTIP Units or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act, or any state securities act, any of the shares of Stock or LTIP Units issued in connection with the Plan. The shares or LTIP Units issued in connection with the Plan may in certain circumstances be exempt from registration under the Securities Act, and the Company may restrict the transfer of such shares or LTIP Units in such manner as it deems advisable to ensure the availability of any such exemption.

13.2        No Rights to Awards; No Stockholder Rights. No Eligible Person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of grantees. Except as provided specifically herein, a grantee or a transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the making of a book entry with respect thereto.

13.3        Ownership and Transfer Restrictions. Shares acquired through the realization of awards granted under the Plan shall be subject to the restrictions on ownership and transfer set forth in the Company’s Charter. The Committee (or the Board, in the case of Non-Qualified Stock Options granted to Independent Directors), in its sole and absolute discretion, may impose such additional restrictions on the ownership and transferability of the shares issuable pursuant to Plan awards as it deems appropriate. Any such restriction shall be set forth in the respective award agreement and may be referred to on the certificates or book entries evidencing such shares. The Committee may require a Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting such option to such Participant or (ii) one (1) year after the transfer of such shares to such Participant. The Committee may direct that the certificates or book entries evidencing shares acquired by exercise of a Stock Option refer to such requirement to give prompt notice of disposition.

13.4        Restrictions on Ownership. A Stock Option is not exercisable (and an award may not otherwise be realized) if, in the sole and absolute discretion of the Committee, the exercise of such Option or realization of such award would likely result in any of the following:

(a)         the Participant’s ownership of Stock being in violation of the Stock Ownership Limit set forth in the Company’s Charter;

(b)         income to the Company that could impair the Company’s status as a “real estate investment trust,” within the meaning of Sections 856 through 860 of the Code; or

(c)         notwithstanding any other provision of this Plan, a Participant shall have no rights under this Plan to acquire Stock that would otherwise be prohibited under the Company’s Charter.

13.5        Approval of Plan by Stockholders. The Plan remains subject to, and contingent upon approval of the Company’s stockholders, which approval must occur within twelve months of the date the Plan is approved by the Board.

13.6        Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. Notwithstanding anything to the contrary herein, no awards granted hereunder shall be transferable for consideration.

13.7        Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

ARTICLE 14

Effective Date of Plan

The Plan was originally adopted by the Board on February 25, 2015 and become effective on April 28, 2015, the date the Company’s stockholders approved the Plan. On January 31, 2017, the Board approved the Plan, as amended and restated effective on January 31, 2017. The Plan, as amended and restated herein, was adopted by the Board on February 22, 2018, and shall become effective upon its approval by the Company’s stockholders (the date of such approval, the “Effective Date”).

ARTICLE 15

Term of Plan

No Awards other than Incentive Stock Options shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date. No Incentive Stock Option may be granted following the tenth anniversary of the date on which the Plan was adopted by the Board, but Incentive Stock Options theretofore granted may extend beyond that date.

EXHIBIT B

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

ARTICLES OF AMENDMENT

APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended as follows:

(a) ARTICLE IV, Section 3, paragraph 3.4.8(A) of the Charter of the Corporation is hereby amended to read in its entirety as follows:

(A) Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit or the Look-Through Ownership Limit to a Person subject to the Ownership Limit or the Look-Through Ownership Limit, as applicable, if such person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; provided, however, that in no event may any such exception cause such Person’s ownership, direct or indirect (without taking into account such Person’s ownership of interests in any partnership of which the Corporation is a partner), to exceed (i) 12.0% of the number of Outstanding shares of Common Stock, in the case of a Person subject to the Ownership Limit, or (ii) 20.0% of the number of Outstanding shares of Common Stock, in the case of a Look-Through Entity subject to the Look-Through Ownership Limit. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation’s status as a REIT.

SECOND: The foregoing amendment to the Charter of the Corporation does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOF, Apartment Investment and Management Company has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Secretary on May     , 2015.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:
Lisa R. Cohn, Secretary		Paul Beldin, Executive Vice
President and Chief Financial Officer

THE UNDERSIGNED, the Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Paul Beldin, Executive Vice President and Chief Financial Officer

B-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2018.

Vote by Internet
• Go to www.envisionreports.com/aiv • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Terry Considine	☐	☐	☐	02 - Thomas L. Keltner	☐	☐	☐	03 - J. Landis Martin	☐	☐	☐
04 - Robert A. Miller	☐	☐	☐	05 - Kathleen M. Nelson	☐	☐	☐	06 - Ann Sperling	☐	☐	☐
07 - Michael A. Stein	☐	☐	☐	08 - Nina A. Tran	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐	3.	Advisory vote on executive compensation.	☐	☐	☐

4.	Approval of the Second Amended and Restated 2015 Stock Award and Incentive Plan.	☐	☐	☐	5.	Amendment of Aimco’s Charter to permit the Board to grant waivers of the “Look Through Ownership Limit” up to 20%.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Apartment Investment and Management Company

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — MAY 1, 2018

The undersigned hereby appoints Terry Considine, Paul L. Beldin and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Office, 4582 S. Ulster Street, Suite 1100, Denver, CO 80237, on Tuesday, May 1, 2018, at 8:30 a.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, AND 5.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).